Exhibit 99.1

LNR Property LLC and Subsidiaries

Consolidated Financial Statements

as of December 31, 2010 and for the

period from July 29, 2010 to December 31, 2010

and its Predecessor, LNR Property Holdings, Ltd. and Subsidiaries,

as of November 30, 2009 and for the period from

December 1, 2009 to July 28, 2010 and the Year Ended November 30, 2009

and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members of
LNR Property LLC and Subsidiaries
Miami Beach, Florida

We have audited the accompanying consolidated balance sheet of LNR Property LLC and Subsidiaries (the “Company”) as of December 31, 2010, and the related consolidated statements of earnings (loss), comprehensive earnings (loss), stockholders’/members’ equity (deficiency), and cash flows for the period from July 29, 2010 (date of recapitalization) to December 31, 2010.  We have also audited the consolidated balance sheet as of November 30, 2009 and consolidated statements of earnings (loss), comprehensive earnings (loss), stockholders’/members’ equity (deficiency) and cash flows of LNR Property Holdings, Ltd. and Subsidiaries (Predecessor) for the period from December 1, 2009 to July 28, 2010 (date prior to recapitalization) and for the year ended November 30, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s and the Predecessor’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and the Predecessor at December 31, 2010 and November 30, 2009, respectively, and the results of operations and cash flows for the above-stated periods in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 2 to the accompanying consolidated financial statements, in connection with the recapitalization on July 29, 2010, the Company elected to apply push down accounting and converted to a limited liability company.

As also discussed in Note 1 to the accompanying consolidated financial statements, on December 1, 2009, the Company prospectively adopted the Financial Accounting Standards Board new accounting standards on the consolidation of variable interest entities, recording of uncertain tax positions and the presentation of noncontrolling interests.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Miami, Florida

April 29, 2011  (April 8, 2013 as to the seventy-eighth paragraph of Note 1 and Note 22)

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	Successor	Predecessor
	December 31, 2010	November 30, 2009
ASSETS
Cash and cash equivalents	$142,847	215,839
Restricted cash	25,826	31,088
Investment securities ($22,221 and $201,142 at fair value at December 31, 2010 and November 30, 2009, respectively)	22,221	478,549
Mortgage loans, net	1,451	24,128
Land held for investment	39,880	101,330
Investments in unconsolidated entities	195,667	200,474
Derivative assets	41	2,162
Intangible assets - servicing rights ($157,047 at fair value at December 31, 2010)	175,680	33,820
Goodwill	237,538	151,882
Other assets	40,562	62,479
Variable interest entity assets, at fair value	142,443,685	—
Total assets	$143,325,398	1,301,751

LIABILITIES AND EQUITY (DEFICIENCY)
Liabilities:
Accounts payable	$4,140	6,182
Accrued expenses and other liabilities	130,122	157,394
Derivative liabilities	23,796	39,337
Debts payable ($12,398 at fair value at December 31, 2010)	366,069	1,426,077
Variable interest entity liabilities, at fair value	142,197,352	—
Total liabilities	142,721,479	1,628,990

Commitments and contingent liabilities

LNR Property Holdings Ltd. Stockholders’ equity (deficiency):
Class A common stock, $.001 par value, 697,300 shares authorized, 675,364 shares issued and outstanding in 2009		1
Class B common stock, $.001 par value, 36,700,040 shares authorized, 35,555,970 shares issued and outstanding in 2009		36
Class C common stock, $.000001 par value, 9,175,010 shares authorized, 5,420,638 shares issued and outstanding in 2009		—
Additional paid in capital		730,152
Accumulated deficit		(1,093,131)
Deferred compensation plan, 9,997 Class A common shares in 2009		9,997
Deferred compensation liability		(9,997)
Accumulated other comprehensive loss		(46,436)
LNR Property LLC Members’ equity:
Members’ equity	501,656
Retained earnings	65,825
Accumulated other comprehensive earnings	2,456
Members’ / Stockholders’ equity (deficiency)	569,937	(409,378)
Noncontrolling interests	33,982	82,139
Total equity (deficiency)	603,919	(327,239)
Total liabilities and equity (deficiency)	$143,325,398	1,301,751

See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(In thousands)

	Successor	Predecessor
	Period from July 29, 2010 to December 31, 2010	Period from December 1, 2009 to July 28, 2010	Fiscal Year Ended November 30, 2009
Revenues
Servicing fees	$51,840	91,846	82,357
Management fees	7,389	14,782	31,929
Rental income	64	130	1,590
Total revenues	59,293	106,758	115,876

Costs and expenses
Cost of rental operations	353	466	3,127
General and administrative	56,742	136,353	116,938
Depreciation and amortization	2,861	5,326	10,144
Interest	17,131	84,628	140,980
Other expense	925	23,114	8,500
Impairment of mortgage loans and long-lived assets	—	59,556	16,716
Impairment losses on investment securities (net of $0, $1,335 and $19,662 of non-credit impairments recognized in other comprehensive earnings (loss) in the period from July 29, 2010 to December 31, 2010, the period from December 1, 2009 to July 28, 2010 and the fiscal year ended November 30, 2009, respectively)	18	5,848	461,275
Total costs and expenses	78,030	315,291	757,680

Other income (loss)
Income (loss) of consolidated VIEs, net	50,995	(10,000)	—
Equity in earnings (losses) and impairments of unconsolidated entities	7,130	(76,460)	(262,963)
Change in fair value of servicing rights	(16,836)	—	—
Interest income	1,344	5,860	133,467
Gain (loss) on:
Sales of real estate	148	693	45
Sales of investment securities	—	1,691	1,840
Derivative financial instruments	348	(10,214)	(21,627)
Debt repurchase	—	—	53,448
Foreign currency gain (loss), net	114	(3,361)	2,635
Other income	2,297	1,977	2,428
Total other income (loss)	45,540	(89,814)	(90,727)

Income (loss) from continuing operations before income taxes	26,803	(298,347)	(732,531)
Income tax (benefit) expense	(33,672)	10,367	2,271
Income (loss) from continuing operations	60,475	(308,714)	(734,802)

Discontinued operations:
Income from consolidated fund, net of tax	15,190	—	9,963
Income from operating properties sold or held for sale, net of tax	—	964	47
Gains on sale of operating properties, net of tax	—	—	720
Earnings from discontinued operations	15,190	964	10,730

Net income (loss)	75,665	(307,750)	(724,072)
Net income (loss) attributable to noncontrolling interests	9,840	(15,552)	(6,562)
Net income (loss) attributable to members / stockholders	$65,825	(292,198)	(717,510)

Amounts attributable to members / stockholders:
Income (loss) from continuing operations	60,475	(308,714)	(734,802)
Earnings from discontinued operations	15,190	964	10,730
Net income (loss)	$75,665	(307,750)	(724,072)

 See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

(In thousands)

	Successor	Predecessor
	Period from July 29, 2010 to December 31, 2010	Period from December 1, 2009 to July 28, 2010	Fiscal Year Ended November 30, 2009

Net income (loss)	$75,665	(307,750)	(724,072)

Other comprehensive earnings (loss), net of tax:
Unrealized gains (losses) on available-for-sale securities with no other than temporary impairments during the period	1,327	933	(36,252)
Unrealized losses on available-for-sale securities with other than temporary impairments during the period	—	—	(2,711)
Less: reclassification adjustment for (gains) losses on available-for-sale securities included in net loss	—	(1,681)	227,784
Less: reclassification adjustment for losses on held-to-maturity securities included in net loss	—	867	2,128
Less: reclassification adjustment for losses on partnership other comprehensive loss included in net loss	—	—	18,010
Other than temporary impairments on held-to-maturity securities	—	—	(15,302)
Unrealized gains (losses) on foreign currency translation	399	(11,415)	17,031
Unrealized gains (losses) on derivative financial instruments	730	366	(14,074)
Less: reclassification adjustment for derivative fluctuations included in net loss	—	4,860	23,029
Amounts attributable to noncontrolling interests	1,045	951	(4,685)
Pension funding accumulated benefit obligation	—	—	206
Other comprehensive earnings (loss), net of tax	3,501	(5,119)	215,164

Comprehensive earnings (loss)	$79,166	(312,869)	(508,908)

See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ / MEMBERS’ EQUITY (DEFICIENCY)

(In thousands, except share amounts)

	Predecessor (LNR Property Holdings, Ltd.) Stockholders
												Accumulated	Total
	Common Stock						Additional		Deferred Compensation Plan			Other	Company	Non
	Class A		Class B		Class C		Paid-in	Accumulated	Class A	Class B	Deferred	Comprehensive	Equity /	Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Amount	Amount	Liability	Earnings (Loss)	Deficiency	Interests	Total
Balance at November 30, 2008	679,362	$1	35,755,970	$36	6,091,939	$—	$722,897	$(415,749)	$14,362	$200	$(14,562)	$(172,569)	$134,616	$67,688	$202,304
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	93,716	—	—	—	(93,716)	—	—	—
Amortization of unamortized value of Class C common shares	—	—	—	—	—	—	7,484	—	—	—	—	—	7,484	—	7,484
Net loss	—	—	—	—	—	—	—	(717,510)	—	—	—	—	(717,510)	(6,562)	(724,072)
Change in accumulated other comprehensive earnings (loss), net	—	—	—	—	—	—	—	—	—	—	—	219,849	219,849	(4,685)	215,164
Shares removed from deferred compensation plan	—	—	—	—	—	—	—	—	(565)	—	565	—	—	—	—
Repurchase of executive ownership	(3,998)	—	(200,000)	—	(671,301)	—	(229)	—	(3,800)	(200)	4,000	—	(229)	—	(229)
Capital distribution	—	—	—	—	—	—	—	(52,869)	—	—	—	—	(52,869)	(9,240)	(62,109)
Capital distribution converted to member loans	—	—	—	—	—	—	—	(719)	—	—	—	—	(719)		(719)
Minority partner contributions	—	—	—	—	—	—	—	—	—	—	—	—	—	34,938	34,938
Balance at November 30, 2009	675,364	1	35,555,970	36	5,420,638	—	730,152	(1,093,131)	9,997	—	(9,997)	(46,436)	(409,378)	82,139	(327,239)
Cumulative effect of change in accounting principle — FIN 48	—	—	—	—	—	—		(18,906)	—	—	—	—	(18,906)	—	(18,906)
Cumulative effect of change in accounting principle — FAS 167	—	—	—	—	—	—	—	45,357	—	—	—	8,679	54,036	4,189	58,225
Amortization of unamortized value of Class C common shares	—	—	—	—	—	—	3,070		—	—	—	—	3,070	—	3,070
Net loss	—	—	—	—	—	—	—	(292,198)	—	—	—	—	(292,198)	(15,552)	(307,750)
Change in accumulated other comprehensive earnings (loss), net	—	—	—	—	—	—	—	—	—	—	—	(6,070)	(6,070)	951	(5,119)
Shares removed from deferred compensation plan	—	—	—	—	—	—	—	—	(9,997)	—	9,997	—	—	—	—
Repurchase of executive ownership	(2,325)	—	—	—	—	—	(17)	—	—	—	—	—	(17)	—	(17)
Admittance and contributions of minority partners	—	—	—	—	—	—	188					(120)	68	3,334	3,402
Capital distribution								(12,310)					(12,310)	(34,671)	(46,981)
Minority partner contributions	—	—	—	—	—	—	—	—	—	—	—	—	—	24,000	24,000
Capital distribution converted to member loans	—	—	—	—	—	—	—	(190)	—	—	—	—	(190)	—	(190)
Amortization of equity awards	—	—	—	—	—	—	1,294	—	—	—	—	—	1,294	—	1,294
Balance at July 28, 2010	673,039	1	35,555,970	36	5,420,638	—	734,687	(1,371,378)	—	—	—	(43,947)	(680,601)	64,390	(616,211)

Effect of recapitalization transaction	(673,039)	(1)	(35,555,970)	(36)	(5,420,638)	—	(734,687)	1,371,378	—	—	—	43,947	680,601	(64,390)	616,211
Balance at July 29, 2010	—	$—	—	$—	—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ / MEMBERS’ EQUITY (DEFICIENCY) - Continued

(In thousands)

	Successor (LNR Property LLC) Members
	Contributed Capital	Retained Earnings	Share Based Compensation	Accumulated Other Comprehensive Earnings	Total Members’ Equity	Non Controlling Interests	Total Equity
Balance at July 29, 2010	$—	—	—	—	—	—	—
Issuance of member units for cash	416,500	—	—	—	416,500	—	416,500
Conversion of debt to member units	84,000	—	—	—	84,000	—	84,000
Fair value of equity awards reissued at recapitalization	—	—	475	—	475	—	475
Fair value of noncontrolling interests at recapitalization	—	—	—	—	—	41,140	41,140
Net income	—	65,825	—	—	65,825	9,840	75,665
Distributions to noncontrolling interests	—	—	—	—	—	(23,076)	(23,076)
Contributions from noncontrolling interests	—	—	—	—	—	5,600	5,600
Forfeiture of interest	—	—	—	—	—	(567)	(567)
Change in accumulated other comprehensive earnings, net	—	—	—	2,456	2,456	1,045	3,501
Amortization of share based compensation awards	—	—	681	—	681	—	681
Balance at December 31, 2010	$500,500	65,825	1,156	2,456	569,937	33,982	603,919

See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor	Predecessor
	Period from July 29, 2010 to December 31, 2010	Period from December 1, 2009 to July 28, 2010	Fiscal Year Ended November 30, 2009
Cash flows from operating activities:
Net income (loss)	$75,665	(307,750)	(724,072)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	884	1,638	2,132
Accretion of discount on investment securities and mortgage loans	(99)	(1,787)	(32,543)
Accretion of discount on debt facilities	4,163	3,292	4,514
Amortization of comprehensive loss	—	7,953	18,480
Amortization of equity awards	681	4,028	9,008
Amortization of deferred items	(310)	4,252	13,036
Amortization of intangible assets	1,977	3,688	8,012
Change in fair value of intangible assets	16,836	—	—
Equity in (earnings) losses and impairments of unconsolidated entities	(7,130)	76,460	262,963
Distributions of earnings from unconsolidated entities	6,824	6,948	4,400
Interest received on investment securities in excess of income recognized	753	3,454	24,748
(Gain) loss on foreign currency translation	(85)	3,396	(2,438)
Impairment of mortgage loans, long-lived assets and investment securities	18	70,171	480,153
Gains on sales of real estate	(148)	(693)	(1,224)
Gains on sales of investment securities	(3,075)	(1,691)	(4,379)
Gains on debt repurchase	—	—	(53,448)
Gain on derivative financial instruments	(7,453)	(5,968)	(5,486)
Changes in assets and liabilities:
(Increase) decrease in other assets	7,288	(6,389)	(350)
Change in deferred taxes	—	—	10,640
Increase (decrease) in accounts payable and accrued liabilities	(50,902)	48,109	(53,348)
Change in fair value of assets and liabilities of consolidated VIEs	10,588	134,251	—
Net cash provided by (used in) operating activities	56,475	43,362	(39,202)

Cash flows from investing activities:
Operating properties and equipment:
Additions	(16)	(90)	(1,599)
Sales proceeds	—	—	2,244
Land held for investment:
Additions	(3,582)	(3,098)	(8,255)
Proceeds from reimbursements of development costs	9,110	—	—
Sales proceeds	4,553	—	343
Investments in unconsolidated entities	(12,269)	(102,684)	(103,337)
Proceeds from sales of interests in unconsolidated entities	80	—	—
Distributions of capital from unconsolidated entities	11,349	25,175	5,698
Proceeds from principal collections on mortgage loans	6,684	9,857	144
Purchases of available-for-sale investment securities	(5,615)	(1,065)	(55,582)
Proceeds from principal collections on investment securities	—	8,527	20,189
Proceeds from sales of available-for-sale investment securities	8,363	4,256	10,405
Purchases of servicing rights	—	(11,150)	(5,434)
Increase (decrease) in restricted cash	7,043	(1,783)	(6,568)
Net cash provided by (used in) investing activities	25,700	(72,055)	(141,752)

(continued)

See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued

(In thousands)

	Successor	Predecessor
	Period from July 29, 2010 to December 31, 2010	Period from December 1, 2009 to July 28, 2010	Fiscal Year Ended November 30, 2009
Cash flows from financing activities:
Capital contributions	416,500	—	—
Capital distributions	—	(12,310)	(52,869)
Repurchase of executive ownership	—	(17)	(229)
Distributions to noncontrolling interests	(23,076)	(34,671)	(9,240)
Proceeds from contributions of noncontrolling interests	5,600	27,402	34,939
Principal payments on senior secured notes	(426,680)	(35,281)	(103,613)
Repurchases of senior notes	(64,395)	—	(53,411)
Principal payments on mortgage notes and other debts payable	—	(35,060)	(37,524)
Debt issuance and modification costs	—	(668)	(4,041)
Repayment of debt of consolidated VIEs	(8,207)	(6,522)	—
Issuance of debt of consolidated VIEs	70,137	3,159	—
Net cash used in financing activities	(30,121)	(93,968)	(225,988)
Effect of exchange rate changes on cash	408	(2,793)	2,034
Net change in cash and cash equivalents	52,462	(125,454)	(404,908)
Cash and cash equivalents at beginning of period	90,385	215,839	620,747
Cash and cash equivalents at end of period	$142,847	90,385	215,839

Supplemental disclosure of cash flow information:
Cash paid for interest	$16,084	35,348	128,811
Cash paid for income taxes	5,333	59	14,309
Cash received from income tax refunds	6,373	60	12,687
Supplemental disclosure of non-cash investing and financing activities, excluding Recapitalization (See Note 2) and adoption of new accounting standard (see Note 11):
Transfer of securities from available-for-sale to held-to-maturity	$—	—	145,355
Transfer of securities from held-to-maturity to available-for-sale	1,150	—	183,732
Capital distribution converted to member loans	—	190	719
Consolidations of VIEs
Variable interest entity assets	—	23,703,480	—
Variable interest entity liabilities	—	23,703,480	—

See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Organization, Business and Significant Accounting Policies

Description of Business

LNR Property LLC (collectively with its subsidiaries referred to as the “Successor”) was originally organized as a corporation under the laws of Delaware as LNR Property Corporation (“LNRPC”) and was subsequently converted to a limited liability company after completion of a comprehensive balance sheet recapitalization (the “Recapitalization”) on July 29, 2010.  In order to effectuate the Recapitalization on July 29, 2010, the Board of Directors of LNR Property Holdings Ltd. (collectively with its subsidiaries referred to as the “Predecessor”), the former parent of LNRPC, approved a plan whereby a group of five investors (the “Lead Investors”) acquired all of the outstanding shares of the LNRPC from its direct parent, Riley Holdco Corp (“Holdco”), in exchange for the conversion of Holdco’s debt to equity of $84.0 million and a new equity issuance by LNRPC for $416.5 million in cash.  These amounts, in addition to a $0.5 million reissuance of equity awards reflect total consideration for the Recapitalization of $501.0 million.  In connection with the Recapitalization, we elected push down accounting, pursuant to which the acquisition method of accounting must be applied.  For further discussion, see Notes 2 and 12.

The Lead Investors and their ownerships interests as of the Recapitalization date of July 29, 2010 and as of December 31, 2010 were as follows:

Investor	Economic Interest	Voting Interest
VNO LNR Holdco LLC (a Vornado affiliate)	26.174%	26.75%
iStar Marlin LLC (an iStar affiliate)	23.976%	24.50%
CBR I LLC (a Cerberus affiliate)	18.042%	18.44%
Aozora Investments LLC (an Aozora affiliate)	16.723%	14.90%
Opps VIIb LProp, L.P. (an Oaktree affiliate)	15.085%	15.42%

The Lead Investors have extensive experience in owning and managing commercial real estate.  VNO LNR Holdco LLC is an affiliate of Vornado Realty Trust (“Vornado”), a publicly traded real estate investment trust which is one of the largest owners and managers of commercial real estate in the United States.  iStar Marlin LLC is an affiliate of iStar Financial Inc. (“iStar”), a publicly traded finance company focused on the commercial real estate industry.  CBR I LLC is a fund managed by Cerberus Capital Management, L.P. (“Cerberus”), an entity which managed our Predecessor through another of its investment funds.   Aozora Investments LLC is an entity managed by Aozora Bank, Ltd. (“Aozora”), a Japanese bank.  Affiliates of each of these four entities previously held subordinated debt in our Predecessor.  Opps VIIb LProp, L.P. is an affiliate of Oaktree Capital Management (“Oaktree”), an investment firm which specializes in less efficient markets and alternative investments.  Both Oaktree and iStar previously held senior debt in our Predecessor.

In connection with the Recapitalization, we changed our fiscal year from November 30 to December 31. The accompanying consolidated financial statements and notes thereto present separately the results of operations of the Predecessor for the year ended November 30, 2009 (“Fiscal 2009”), the period from December 1, 2009 to  July 28, 2010 (the “Predecessor Period”), and results of operations of the Successor for the period from July 29, 2010 to December 31, 2010 (the “Successor Period”).

We operate fee based businesses comprised of (i) our servicing business that is primarily related to managing and working out problem assets, (ii) our finance business that is focused on selectively acquiring and managing real estate finance investments, including unrated, investment grade and non-investment grade rated commercial mortgage backed securities (“CMBS”), non-investment grade rated notes, preferred interests of resecuritization transactions and high yielding real estate loans through ventures in which we hold an interest, and (iii) our real estate asset management business which is involved in acquiring, developing, repositioning,  managing and selling commercial, multi-family residential and residential land through a venture in which we hold an interest.  In addition, we continue to manage a legacy portfolio of wholly-owned real estate finance investments, primarily CMBS, land projects and run-off unconsolidated entities holding undeveloped land projects.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include our accounts, those of our wholly owned subsidiaries and certain other entities we are required to consolidate. We consolidate the assets, liabilities, and results of operations of entities (corporations, partnerships and variable interest entities) in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 810, “Consolidation.”

Entities not deemed to be VIEs are consolidated if we own a majority of the voting securities or interests or hold the general partnership interest, except in those instances in which the minority voting interest owner effectively participates through substantive participative rights. Substantive participative rights include the ability to select, terminate and set compensation of the investee’s management, if applicable, and the ability to participate in capital and operating decisions of the investee, including budgets, in the ordinary course of business.

We invest in entities with varying structures, many of which do not have voting securities or interests, such as general partnerships, limited partnerships, and limited liability companies. In many of these structures, control of the entity rests with the general partners or managing members, while other members hold passive interests. The general partner or managing member may hold anywhere from a relatively small percentage of the total financial interests to a majority of the financial interests. For entities not deemed to be VIEs, where we serve as the sole general partner or managing member, we are considered to have the controlling financial interest and therefore the entity is consolidated, regardless of our financial interest percentage, unless there are other limited partners or investing members that effectively participate through substantive participative rights. In those circumstances where we, as majority controlling interest owner, cannot cause the entity to take actions that are significant in the ordinary course of business, because such actions could be vetoed by the minority controlling interest owner, we do not consolidate the entity.

Variable interest entities (“VIEs”) are entities that, by design, either (1) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entity.

The most common type of VIE is a special purpose entity (“SPE”). SPEs are commonly used in securitization transactions in order to isolate certain assets and distribute the cash flows from those assets to investors. SPEs are an important part of the financial markets, including the mortgage- and asset-backed securities and commercial paper markets, as they provide market liquidity by facilitating investors’ access to specific portfolios of assets and risks. SPEs may be organized as trusts, partnerships or corporations and are typically established for a single, discrete purpose. SPEs are not typically operating entities and usually have a limited life and no employees. The basic SPE structure involves a company selling assets to the SPE; the SPE funds the purchase of those assets by issuing securities to investors. The legal documents that govern the transaction specify how the cash earned on the assets must be allocated to the SPE’s investors and other parties that have rights to those cash flows. SPEs are generally structured to insulate investors from claims on the SPE’s assets by creditors of other entities, including the creditors of the seller of the assets.

On December 1, 2009, we implemented Statement of Financial Accounting Standards (“SFAS”) No. 167,

“Amendments to FASB Interpretation No. 46(R)”, which was codified in ASC 810.  This guidance eliminates the concept of qualified special purpose entities (“QSPEs”) that were previously exempt from consolidation, and introduces a new framework for determining the primary beneficiary of a VIE.  Under the new guidance, the primary beneficiary is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interest in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could be potentially significant to the VIE.  The primary beneficiary of a VIE is required to consolidate the assets and liabilities of the VIE.  As a result of this new guidance, effective December 1, 2009, we consolidated certain VIEs which had previously been scoped out of the consolidation guidance.  In accordance with the guidance, which required prospective application, prior periods have not been restated to reflect consolidation of these VIEs.  For further details regarding our application of the new accounting guidance, and the impact on our financial statements, see Note 11.

When we consolidate entities other than SPEs, the ownership interests of any minority parties are reflected as noncontrolling interests.  When we consolidate SPEs, beneficial interests payable to third parties are reflected as liabilities because the interests were legally issued in the form of debt.  Investments in entities which are not consolidated are accounted for by the equity method or by the cost method if either our investment is considered to be minor or we lack significant influence over the investee.

Effective December 1, 2009, we adopted new accounting guidance with respect to presentation of noncontrolling (minority) interests.  This guidance requires that noncontrolling interests be reported as a component of equity and that net income (loss) attributable to the parent and to the noncontrolling interests be separately identified in the consolidated statements of earnings (loss).  Any changes in a parent’s ownership interest while the parent retains its controlling interest shall be accounted for as equity transactions. The Predecessor had four consolidated entities, while the Successor has two consolidated entities for which a noncontrolling interest is recorded on our balance sheets. The retrospective presentation and disclosure requirements of this guidance have been applied to the prior periods presented in our consolidated financial statements.

All intercompany transactions and balances among consolidated entities have been eliminated in consolidation.

Business Combinations

In December 2007, the FASB issued Statement No. 141 (revised 2007), “Business Combinations (FASB Statement No. 141(R)),” and Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (FASB Statement No. 160).” Under FASB Statement No. 141(R), which is now encompassed in ASC Topic 805, “Business Combinations,” the acquirer must recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than 100% controlling interest when the acquisition constitutes a change in control of the acquired entity. Additionally, when an acquirer obtains control through partial ownership in an acquiree, an acquirer recognizes and consolidates assets acquired, liabilities assumed and any noncontrolling interests at 100% of their fair values at that date regardless of the percentage ownership in the acquiree.

As goodwill is calculated as a residual, all goodwill of the acquired business, not just the acquirer’s share, is recognized under this “full goodwill” approach.  We applied the provisions of ASC Topic 805 in accounting for the Recapitalization.  See further discussion in Note 2.

Comprehensive Earnings (Loss)

Comprehensive earnings (loss) consists of net income (loss) and other comprehensive earnings (loss), which are primarily net unrealized gains or losses on available-for-sale securities, foreign currency translation and derivative financial instruments. Comprehensive earnings (loss) is presented separately in our consolidated statements of comprehensive earnings (loss), and is net of taxes for the Predecessor entity. The change in accumulated other comprehensive earnings (loss) is reflected in our consolidated statements of stockholders’/members’ equity (deficiency).

Cash and Cash Equivalents and Restricted Cash

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Our cash equivalent investments are classified as held-to-maturity based on our positive intent and ability to hold the securities to maturity. These investments include securities held in commercial paper, money market accounts and bank certificates of deposit and are stated at amortized cost. Due to the short maturity period of cash equivalents, the carrying amount of these instruments approximates fair value. Income related to these securities is reported as a component of interest income. Restricted cash primarily relates to funds held in trust under servicing arrangements, for asset purchases and real estate development and cash collateral required under derivative instruments.

Concentration of Credit Risk

We maintain essentially all of our cash accounts with Bank of America, N.A. Some of these accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”), up to certain limits. From time to time, we may have cash balances on deposit with Bank of America, N.A. significantly in excess of the amounts insured by the FDIC.

Investment Securities

Investment securities consist principally of CMBS and the retained interests of resecuritization transactions. Those securities for which the intent and ability to hold to maturity exists are designated as held-to-maturity, while all others are classified as available-for-sale.

Securities classified as available-for-sale are recorded at fair value. Certain of our available-for-sale securities are hedged for changes in fair value due to movements in interest rates through the use of interest rate swaps. If the hedge is in a qualifying fair value hedging relationship, changes in fair value of the available-for-sale securities that are due to interest rate movements are recognized currently in income, and are offset against changes in fair value of the associated interest rate swaps.  Changes in fair value on unimpaired available-for-sale securities that are not hedged or not in a qualifying fair value hedging relationship are excluded from earnings and are reported in stockholders’ or members’ equity (deficiency), net of the related tax effects, as a component of accumulated other comprehensive earnings (loss) until realized. For the Predecessor Period and Fiscal 2009, securities classified as held-to-maturity are recorded at amortized cost, less any other-than-temporary impairment (“OTTI”) amounts in accumulated other comprehensive earnings (loss), which is subsequently accreted to the amortized cost of the security over its remaining life.  In the Successor Period, we elected the fair value option for these held-to-maturity securities, with changes in fair value reported in earnings.

If we intend to sell or it is more likely than not that we will be required to sell the security prior to the recovery of amortized cost, the OTTI is recognized in our consolidated statements of earnings (loss). If we do not have the intent to sell a security or it is not more likely than not that we will be required to sell the security, and the security is not accounted for under the cost recovery method, the amount of OTTI is segregated into two components: (1) the portion representing a credit loss, which is reflected in our consolidated statements of earnings (loss); and (2) the portion relating to other factors, which is reflected within accumulated other comprehensive earnings (loss). In these instances, the credit impairment is measured as the excess of the amortized cost basis of the security over the current period’s estimate of cash flows discounted at the rate last used to accrete the beneficial interest.

Unrealized losses are considered to be other than temporary if (a) the present value of the currently estimated total cash flows related to the security is less than the present value of the previous period’s estimated total cash flows of that security and the decline in the present value is due to adverse changes in the projected cash flows; or (b) we are unable to hold the security until recovery of its amortized cost basis. For these securities, total OTTI is the amount by which the fair value of the security has declined below its amortized cost. This total amount is supplementally presented in our consolidated statements of earnings (loss). In the event that cash flows are so uncertain that we are unable to determine the security’s fair value through our normal process, some other estimate of fair value must be determined, either by weighting alternative cash flow scenarios according to their probability, or by obtaining valuations for similar assets. See Note 4 for further discussion.

We account for interest income on securities using a level yield method. In doing so, if the projected timing and/or amount of projected cash flows on a particular security become subject to significant uncertainty, the security is accounted for using the cost recovery method. Under the cost recovery method, we record no interest income and apply all cash received to reduce the amortized cost of such securities until such time as we are able to project cash flows with greater certainty, or the investment balance is reduced to zero. See further discussion of revenue recognition under the Revenue and Income Recognition section.

In order to recognize a portion of OTTI as a non-credit loss in OCI, management must be able to estimate future cash flows.  Because securities on cost recovery inherently contain cash flows that cannot be reliably estimated, whether the uncertainty arises from timing or amount, we are unable to assert that a portion of an OTTI is a non-credit loss.  In these instances, an impairment loss equal to the difference between amortized cost and fair value of the security at the date on which the security is placed on cost recovery is recognized in our consolidated statement of earnings (loss).  Any subsequent decline in the fair value of a debt security placed on cost recovery will result in an additional OTTI in the consolidated statements of earnings (loss).

Fair Value Option

The guidance in ASC Topic 825, “Financial Instruments,” provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities.  Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings (loss).  The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected.  Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in our consolidated balance sheets from those instruments using another accounting method.  On December 1, 2009, upon adoption of the new consolidation guidance described above, we elected the fair value option for eligible financial assets and liabilities upon consolidation of VIEs that met the new consolidation guidelines, to mitigate accounting mismatches between the carrying value of the assets and liabilities and to achieve operational simplifications.  On the Recapitalization date, we also elected the fair value option for the securitized financial assets and liabilities of Madison Square Company LLC (“Madison”) (see Note 11).

Fair Value

We measure all assets acquired, liabilities assumed, and noncontrolling interests included in an acquisition which is subject to the acquisition method of accounting at fair value.  We also measure our available-for-sale CMBS and derivative assets and liabilities at fair value.  In the Successor Period, we also measure our domestic servicing intangible and the securitized financial assets and liabilities of Madison at fair value. When actively quoted observable prices are not available, we either use implied pricing from similar assets and liabilities or valuation models based on net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

As discussed above, we measure the assets and liabilities of consolidated VIEs at fair value pursuant to our election of the fair value option.  The VIEs in which we invest are “static”; that is, no reinvestment is permitted, and there is no active management of the underlying assets.  In determining the fair value of the assets and liabilities of the VIE, we maximize the use of observable inputs over unobservable inputs.  We also acknowledge that our principal market for selling CMBS assets is the securitization market where the market participant is considered to be a CMBS trust or a collateralized debt obligation (“CDO”).  This methodology results in the fair value of the assets of a static CMBS trust being equal to the fair value of its liabilities.

For further discussion and disclosure of fair value measurements, see Note 13.

Mortgage Loans, Net

Loans for which we have the intent and ability to hold for the foreseeable future or until maturity or payoff are recorded on the consolidated balance sheets at outstanding principal adjusted for any charge offs, allowances, deferred fees or costs on originated loans and any unamortized premiums or discounts on purchased loans. We have the intent and ability to hold all of our loans for the foreseeable future. Unaccreted discounts or premiums are accreted to income utilizing a methodology that results in a level yield.

We provide an allowance for credit losses for mortgage loans that are considered to be impaired. The allowance for losses is based on our evaluation of various factors, including our historical loss experience, fair value of the collateral, operating performance of the collateral, strength of the borrower, and other factors, and is charged to impairment of mortgage loans and long-lived assets. Realized credit losses on loans are deducted from the allowance when they occur. Any loan recoveries are recorded as an increase to the allowance for losses when received. We do not accrue interest on impaired loans where, in the judgment of management, collection of interest according to the contractual terms of the loan documents is considered doubtful. Among the factors we consider in making an evaluation of the amount of interest that is collectable are the financial condition of the borrower, the status of the underlying collateral and anticipated future events.  For impaired non-accrual loans, interest is recognized on a cash basis.  Loan acquisition costs, such as costs incurred in conducting our due diligence, are capitalized and amortized to earnings over the life of the loan using the effective interest method.

Operating Properties and Equipment, Net, and Land Held for Investment

Operating properties and equipment and land held for investment are recorded at cost. Depreciation for operating properties and equipment is calculated to amortize the cost of depreciable assets over their estimated useful lives using the straight-line method and commences when the asset is placed in service. The range of estimated useful lives for operating properties is 10 to 30 years.

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such carrying amounts exceed the expected undiscounted future net cash flows, we adjust the carrying amount of the asset to its estimated fair value. For land or operating properties under development or repositioning, fair value is determined using discounted expected future cash flows. Due to uncertainties inherent in the valuation process and in the markets in which we operate, actual results could be materially different than those which were currently expected in determining fair value.

Debt Issuance Costs

We incur structuring fees and other costs in connection with the issuance and amendments to our debt facilities. Such costs are deferred when incurred and amortized to interest expense over the term of the underlying debt using the straight-line method, which approximates the effective interest method.

Investments in Unconsolidated Entities

Investments in which we maintain an interest in excess of 20%, but less than 50%, and/or have significant influence over the investee are accounted for in accordance with the equity method of accounting. Differences, if any, between our carrying value and the underlying equity in the net assets of the investee are accounted for as if the investee were a consolidated subsidiary. All other investments in unconsolidated entities are accounted for pursuant to the cost method of accounting. We assess our ability to recover the carrying amounts of our investments in unconsolidated entities whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. If the fair value of the investment is less than the carrying value and the decline in value is considered to be other than temporary, an appropriate write-down is recorded through equity in earnings (losses) and impairments of unconsolidated entities. Because no active market exists for the investees’ ownership interests, the determination of fair value is based on valuation methodologies, including discounted cash flows, and the ability of the investee to sustain an earnings capacity that justifies the carrying amount of the investment.

Goodwill and Intangible Assets

We allocate the purchase price of acquired real estate assets and assumed liabilities in accordance with the provisions of ASC Topic 805. Goodwill is not amortized, but rather tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate potential impairment. Goodwill at December 31, 2010 represents the excess of the consideration paid in connection with the Recapitalization over the fair value of net assets acquired at July 29, 2010.    Goodwill at November 30, 2009 represented the excess purchase price over the fair value of net assets acquired in the merger transaction in 2005 and in the acquisition of a European commercial real estate loan servicer in 2004.

We review goodwill for impairment at least annually during the fourth quarter. For purposes of goodwill impairment testing, we compare the fair value of each reporting unit with its carrying value, including goodwill. Each of our operating divisions is considered a reporting unit. The fair value of each reporting unit is determined based on expected discounted future cash flows. If the carrying value of a reporting unit exceeds its fair value, goodwill is considered impaired. If goodwill is considered impaired, the impairment loss to be recognized is measured by the amount by which the carrying value of the goodwill exceeds the implied fair value of that goodwill.

In connection with the Recapitalization, we were required to determine the fair value of all identifiable intangible assets.  Special servicing rights of both our domestic and European servicing operations were identified.  The fair value measurement method was elected for subsequent measurement of the domestic servicing asset.  Election of this method was necessary to conform to our election of the fair value approach for measuring the assets and liabilities of the VIEs consolidated pursuant to ASC Topic 810.  The amortization method was elected for subsequent measurement of the European servicing asset.  This asset is amortized in proportion to and over the period of estimated net servicing income, and is tested for potential impairment whenever events or changes in circumstances suggest that its carrying value may not be fully recoverable. Prior to the Recapitalization, servicing rights were comprised of rights identified in the 2005 merger transaction and subsequently purchased servicing rights, and were reflected at cost net of accumulated amortization.

For purposes of testing servicing intangibles not accounted for at fair value for impairment, we compare the fair value of each servicing intangible with its carrying value. The estimated fair value of each intangible is determined using discounted cash flow modeling techniques which require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted loan defeasance rates, delinquency rates and anticipated maturity defaults. If the carrying value of the intangible exceeds its fair value, the intangible is considered impaired and an impairment loss is recognized for the amount by which carrying value exceeds fair value.

Variable Interest Entities

Effective December 1, 2009, we adopted new accounting guidance with respect to consolidation of VIEs.  This guidance requires us to consider certain qualitative factors in our analysis of VIEs to determine whether our variable interests give us a controlling financial interest in the VIE, which would designate us as the primary beneficiary.

In accordance with the new guidance, we evaluated all of our VIEs, including our purchased investment securities and our retained interests in resecuritization structures, which had previously been scoped out of consolidation guidance.

Our purchased investment securities include CMBS which are primarily comprised of the unrated and non-investment grade rated securities issued by CMBS trusts.  In certain cases, we may contract to provide special servicing activities for these CMBS trusts, or, as holder of the controlling class, we may have the right to name and remove the special servicer for these trusts.  In our role as special servicer, we provide services on defaulted loans within the trusts, such as foreclosure or work-out procedures, as permitted by the underlying contractual agreements.  In exchange for these services, we receive a fee.    These rights give us the ability to direct activities that could significantly impact the trust’s economic performance.  However, in those instances where an unrelated third party has the right to unilaterally remove us as special servicer, we do not have the power to direct activities that most significantly impact the trust’s economic performance.  We evaluated all of our positions in such investments for consolidation.

We also hold retained interests in securitization transactions which are CDOs, where CMBS assets from our balance sheet were transferred to an SPE, which then issued to investors various forms of interests in those assets.  We received cash and/or other interests in the SPE as proceeds for the assets transferred.  We generally serve as collateral administrator of these CDOs.  In this role, we perform certain administrative tasks as defined in the indenture in exchange for a fee.  This role also provides us with certain rights, including a right to purchase impaired assets from the trust if an event of default has not occurred.  Given the nature of the entity, its activities are relatively static until an event of default occurs.  At that time, the trustee has the right to liquidate or sell assets in the CDO.

In conjunction with our implementation of the new consolidation guidance, we first determined whether our investment securities interests represent a variable interest in these VIEs.  If so, we analyzed the interest for consolidation.  We were deemed to be the primary beneficiary of the SPEs in which we have both (i) the power to direct the activities of these VIEs that most significantly impact its economic performance through our servicing responsibilities and duties, unless an unrelated third party had the right to unilaterally remove us, and (ii) the obligation to absorb losses and the right to receive benefits from the VIEs which could be potentially significant through our ownership of a significant residual interest in the VIE.  We considered our variable interests as well as any variable interests of our related parties in making this determination.  Where both of these factors were present, we were deemed to be the primary beneficiary, and we consolidated the underlying assets and liabilities of the VIEs.  Where either one of these factors was not present, we determined we were not the primary beneficiary, and we did not consolidate these VIEs.

To assess whether we have the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, we consider all facts and circumstances, including our role in establishing the VIE and our ongoing rights and responsibilities.  This assessment includes first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE or have the right to unilaterally remove those decision-makers are deemed to have the power to direct the activities of a VIE.

To assess whether we have the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, we consider all of our economic interests, including debt and equity investments, servicing fees, and other arrangements deemed to be variable interests in the VIE. This assessment requires that we apply judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. Factors considered in assessing significance include: the design of the VIE, including its capitalization structure; subordination of interests; payment priority; relative share of interests held across various classes within the VIE’s capital structure; and the reasons why the interests are held by us.

We performed similar analyses on the variable interests we hold in our CDO structures and determined that we are the primary beneficiary of certain of these structures.  This determination was based on the presumption that from inception of the CDO through the date of default, the most significant activity impacting the CDO’s economic performance is its initial structure.  Given our involvement in structuring the entity at inception and our subsequent role as collateral administrator, we have the power to direct activities that most significantly impact the CDO’s economic performance until an event of default occurs.  In addition, through our retention of the residual equity interest in the CDO at inception, we have the obligation to absorb losses or the right to receive benefits from the VIE that could be potentially significant to the VIE. Where both of these factors are present, we are deemed the primary beneficiary.

As a result of the new consolidations, all of the underlying assets and liabilities of the newly consolidated structures have been recorded on our books, and the initial investment holdings, along with any associated unrealized holding gains and losses, have been eliminated in consolidation.  Similarly, the interest income earned from these structures, as well as the fees paid by these trusts to us in our capacity as special servicer, have been eliminated in consolidation.  Further, an allocable portion of the identified servicing intangible asset associated with the management fee streams, and the corresponding allocable amortization or change in fair value of the servicing intangible asset are also eliminated in consolidation.  See Note 11 for further discussion regarding the impact on our financial statements of the new consolidations.

We perform on-going reassessments of: 1) whether any entities previously evaluated under the majority voting-interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework, and 2) whether changes in the facts and circumstances regarding our involvement with a VIE causes our consolidation conclusion regarding the VIE to change.

At adoption, we elected the fair value approach to measure the assets and liabilities of the VIEs, as permitted by the effective date and transition provisions of ASC 810.  We then elected the fair value option to account for the financial assets and liabilities of the VIEs on a go forward basis pursuant to ASC 825, Financial Instruments.  Fluctuations in the fair values of the VIE assets and liabilities, along with trust interest income and trust interest and administrative expenses, are presented net in income (loss) of consolidated VIEs in our consolidated statements of earnings (loss).

With respect to the VIEs we have consolidated, none of the beneficial interest holders have the ability to control the activities of the trusts, and the sole recourse to the security holders is the cash flows associated with the underlying assets held in the trusts, which are comprised of either commercial mortgage loans or beneficial interests in commercial mortgage backed securities.  As such, these structures are self contained.  Further, the VIEs are deliberately structured as passive, whereby a pool of commercial mortgage real estate loans or beneficial interests is selected for transfer into the VIE and then held constant over its life.  No reinvestment is permitted and the entities are not actively managed.  As a result, individual loans or beneficial interests are not permitted to be sold from the trust or traded in the marketplace.

As the securitization VIEs we have consolidated are closed structures, we first determine fair values of the VIE liabilities, primarily using Level 2 pricing inputs, based on recent trades of similar securities in the marketplace.  We then determine the fair value the associated assets of the VIE directly by reference to the value of the liabilities.  See Note 13 for fair value disclosures.

Assets Held for Sale

We reflect the historical operating results of properties sold or held for sale, as well as our gain on sale from these properties, as discontinued operations in our consolidated statements of earnings (loss) and their assets and liabilities as “held for sale” in our consolidated balance sheets for periods prior to their sale. See Note 21 for additional discussion.

We generally classify properties as held for sale when, among other things, management commits to a plan to sell a property that is available for immediate sale in its present condition and the completion of the sale of the asset is probable within one year. Assets held for sale are reported at the lower of their carrying amount or fair value less costs to sell, and are not depreciated once they have been specifically identified as held for sale.

Derivative Financial Instruments

Each derivative instrument is reflected as either an asset or liability in the consolidated balance sheets at its fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated in a qualifying hedging relationship. Certain criteria must be met before an interest rate swap or other derivative instrument is accounted for as a hedge. This includes formal documentation at hedge inception of (i) the hedging relationship and our risk management objective and strategy for undertaking the hedge and (ii) an indication that the hedging relationship is expected to be highly effective in hedging the designated risk during the term of the hedge. Effectiveness is tested periodically, and at least quarterly.

We periodically enter into derivative financial instruments, primarily interest rate swap agreements, to hedge unpredictable changes in asset values related to movements in interest rates on a portion of our available-for-sale securities. These derivative instruments are reported in the consolidated balance sheets at fair value, and changes in the fair value of these derivative instruments are recognized in our consolidated statements of earnings (loss). Changes in the fair value of available-for-sale securities, for which a qualifying hedge exists, attributable to movements in interest rates are also recognized in our consolidated statements of earnings (loss). If a derivative instrument designated as a fair value hedge is terminated or is no longer designated in a qualifying hedging relationship, changes in the value of the related available-for-sale securities are reported prospectively in accumulated other comprehensive earnings (loss). If a hedged available-for-sale security matures or is disposed of, we may designate the derivative instrument to other similar assets, or may terminate the related portion of the derivative instrument.

We also periodically enter into interest rate swap agreements to manage our interest costs and hedge against risks associated with changing interest rates on certain of our debt obligations. These derivative instruments are reported in the consolidated balance sheets at fair value. If the instrument qualifies as a cash flow hedge, the effective portion of the unrealized gain or loss on these derivatives is reported in stockholders’ / members’ equity, net of the related tax effect, as a component of accumulated other comprehensive earnings (loss), and the ineffective portion is recognized as interest expense in the consolidated statements of earnings (loss). If the instrument does not qualify, the unrealized gain or loss is reported as interest expense. If a cash flow hedge is terminated or is no longer designated in a qualifying hedging relationship, the net gain or loss attributable to that hedge that has been accumulated in other comprehensive earnings (loss) is reclassified into earnings in the same period or periods during which the cash flows on the previously hedged item affect earnings. If the hedged item matures, is terminated, or is disposed of, the corresponding hedge is either terminated or re-designated to a similar instrument.

We analyze our retained interests in CDO transactions and report any resulting embedded derivatives in the balance sheets at fair value, with any changes in fair value recorded in earnings.  A residual instrument is deemed to have an embedded interest rate derivative to the extent that a shortfall of cash flow could exist after the senior interest holders are paid due to adverse changes in interest rates.

Our derivative instruments are not leveraged or held-for-trading purposes. See Note 6 for further discussion of derivative financial instruments and hedging activities.

Foreign Currency

The assets and liabilities held by our foreign entities with a functional currency other than the U.S. dollar are translated into U.S. dollars at exchange rates in effect at the end of each reporting period. Foreign entity revenues and expenses are translated into U.S. dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments, net of the related tax effect, in stockholders’/members’ equity (deficiency) as a component of accumulated other comprehensive earnings (loss). At December 31, 2010, accumulated other comprehensive earnings included $0.4 million of gains and at November 30, 2009, accumulated other comprehensive loss included $33.1 million of losses, from foreign currency translation adjustments. Realized foreign currency gains and losses and changes in the value of foreign currency monetary assets and liabilities are included in the determination of net income (loss) and are reported as foreign currency gain (loss) in our consolidated statements of earnings (loss).

Upon sale or upon complete or substantially complete liquidation of an investment in a foreign entity, the amount attributable to that entity and accumulated in the translation adjustment component of other comprehensive earnings (loss) shall be removed from other comprehensive earnings (loss) and shall be reported as part of the gain or loss on sale or liquidation of the investment for the period during which the sale or liquidation occurs.

Revenue and Income Recognition

We typically seek to be the special servicer on CMBS transactions in which we invest. When we are appointed to serve in this capacity, we earn special servicing fees from the related activities performed, which consist primarily of overseeing the workout of under-performing and non-performing loans underlying the CMBS transactions. In addition, we receive management, asset acquisition, development and master servicing fees from third parties and unconsolidated affiliates. These fees are recognized in income in the period in which the services are performed and the appropriate revenue recognition criteria have been met. Development fees received from unconsolidated affiliates during the development period are recognized as revenue only to the extent of third party ownership interests in such unconsolidated entities.

Interest income on CMBS is recognized in accordance with the accounting guidance governing beneficial interests in securitized financial assets, whereby we estimate all cash flows attributable to an investment security on the date the security is acquired. The amount by which estimated cash flows exceed the initial investment is recognized as interest income over the life of the security using the effective interest method. Changes in expected cash flows result in prospective adjustments to interest income. Interest income on mortgage loans is comprised of interest received plus the accretion of discount between the carrying value and unpaid principal balance using a methodology that results in a level yield.

Revenues from sales of real estate (including operating properties and land held for investment) and interests in unconsolidated entities are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and our subsequent involvement with the sold real estate are met. Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in each circumstance. Revenue from sales of real estate to unconsolidated affiliates is recognized only to the extent of the third party ownership interests in such unconsolidated entities.

Transfers of investment securities are accounted for as sales pursuant to the accounting guidance governing transfers and servicing of financial assets, providing that we have surrendered control over the transferred securities and to the extent that we received consideration other than beneficial interests in the transferred securities.  The cost of securities sold is based on the specific identification method.

In June 2009, the FASB issued SFAS No. 166 “Accounting for Transfers of Financial Assets — an Amendment of FASB Statement No. 140,” which was codified in ASC 860.  This new guidance eliminated the concept of a qualifying special purposed entity (“QSPE”), changed the requirements for reporting the transfer of a portion of financial assets as a sale, clarified other sale accounting criteria and changed the initial measurement of a transferor’s interest in transferred financial assets.  It also required additional disclosures.  This new guidance was effective for us beginning December 1, 2009, and the adoption had no impact on our financial position, liquidity or results of operations.

Rental income is recognized on a straight-line basis over the respective lease term, commencing on the date that the lessee is granted access to the property. Contingent rents are not recognized until realized, which is when the tenant exceeds certain contractual thresholds specified in the lease.

Income Taxes

Prior to December 1, 2009, the Predecessor recognized income tax accruals with respect to uncertain tax positions based upon Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies.” Under SFAS No. 5, a liability was recorded for an uncertain tax position if the liability was both probable and estimable.

In September 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-06, which ended the deferral period for FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes (codified in ASC 740-10).” This guidance clarified the accounting for uncertainty in income taxes recognized in financial statements, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  It requires recognition of tax positions in the financial statements only when it is more likely than not that the position will be sustained upon examination of the relevant taxing authority, based on the technical merits of the tax position.  A tax position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized upon settlement. A liability is established for the differences between positions taken in a tax return and amounts recognized in the financial statements.  For tax positions that do not meet this standard, no portion of the benefit may be recognized. The provisions of this standard also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. Upon adoption of this standard, the Predecessor recorded a cumulative effect adjustment to increase accumulated deficit in the total amount of $18.9 million, with corresponding increases to goodwill and other liabilities of $12.4 million and $31.3 million, respectively, primarily to recognize estimates for penalties and interest that could be assessed in connection with its uncertain tax positions.

Following adoption of this new guidance, effective December 1, 2009, the Predecessor reported interest and penalties related to income tax matters as a component of its tax provision, whereas prior to the adoption of this guidance, those components were included in interest expense and general and administrative expenses, respectively, in the Predecessor’s consolidated statements of earnings (loss).

Following the Recapitalization, we completed a reorganization through which the majority of our subsidiaries converted to Delaware LLCs, and accordingly, we are not generally subject to income taxes; rather our income is taxed directly to our owners.  However, certain of our subsidiaries may still be subject to income taxes in certain jurisdictions.  Additionally, we retained the net tax liabilities of the

Predecessor as of the date of the Recapitalization, related to uncertain tax positions of the Predecessor entity.  This recognition was based on an evaluation of whether each position met the more likely than not threshold for recognition, as required by the guidance in ASC 805 and ASC 740. Amounts recorded were based on our best estimate of the ultimate settlement of the positions.  At the date of any change in our best estimate of the ultimate settlement of these tax liabilities, if such date is within the measurement period, and relates to changes in facts and circumstances that existed at the Recapitalization date, the liability should be adjusted with a corresponding offset first to goodwill attributable to the recapitalization. If goodwill is reduced to zero, the remaining amount of those adjustments should be applied initially to reduce to zero any other intangible assets related to the Recapitalization, and any remaining amount should be recognized in earnings.  However, for any such change in our estimate that is (i) the result of an identifiable event that occurred after the transaction date, or (ii) subsequent to the measurement period, the corresponding offset is recognized in earnings.

The Predecessor’s deferred tax assets and liabilities were determined based on differences between the financial reporting carrying values and tax bases of assets and liabilities, and were measured by using enacted tax rates expected to apply to taxable income in the years in which those differences were expected to reverse. Deferred income taxes also reflected the impact of certain state operating loss carryforwards. A valuation allowance was provided if it was more likely than not that all or some portion of the deferred tax asset would not be realized. An increase or decrease in the valuation allowance, if any, that results from a change in circumstances, and which causes a change in judgment about the realizability of the related deferred tax asset, was included in the current year’s provision.  Deferred tax assets and liabilities of the Successor’s taxable subsidiaries are not material.

From time to time, certain of our subsidiaries may be subject to audits covering a variety of tax matters by taxing authorities in any taxing jurisdiction where we conduct our business. Additionally, there are several open tax years of the Predecessor that may be selected for audit.  While we believe that the tax returns filed by the Predecessor and any tax positions taken are supportable and accurate, some tax authorities may not agree with those positions. This can give rise to tax uncertainties which, upon audit, may not be resolved in our favor. The Predecessor established accruals for various tax uncertainties that we believe are probable and reasonably estimable, and these accruals were retained by the Successor following the recapitalization. These accruals are based on certain assumptions, estimates and judgments, including estimates of amounts for settlements, associated interest and penalties.

Share-Based Compensation

In a business combination, share-based payments held by employees on the acquisition date that are not formally exchanged or replaced, but that continue under their original terms after the business combination, are accounted for as if the acquirer was obligated to issue replacement awards.  The portion of the deemed replacement awards attributable to precombination service is included in the consideration transferred for the acquiree, while the portion attributable to postcombination service is recognized as compensation expense in our postcombination financial statements with an equal offsetting increase to members’ equity.

Share awards issued postcombination are measured at their respective fair values at the date of grant.  This fair value is expensed as compensation expense, based on our estimate of shares that will eventually vest, on a straight-line or accelerated basis over the vesting period.

Prior to the Recapitalization, any share-based payment awards were recorded at their fair value, as determined at the grant date, and recognized as compensation expense ratably over the applicable vesting period with an equal offsetting increase to stockholders’ equity (deficiency). The fair value is determined using an income-based approach to measuring the enterprise value.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On a regular basis, management evaluates its estimates. Actual results could differ from those estimates.

Reclassification

Amounts previously reported as management and servicing fees in the consolidated statement of earnings for Fiscal 2009, the Predecessor Period and Successor Period, have been reclassified to servicing fees or management fees to conform to the current presentation. Interest income and expense associated with derivative financial instruments previously reported within other loss in the consolidated statement of earnings have been reclassified to gain (loss) on derivative financial instruments. The results for prior periods have been reclassified for the effects of discontinued operations.  Amounts previously reported as operating properties and equipment in the consolidated balance sheet have been reclassified to other assets.

New Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 provides amended disclosure requirements related to fair value measurements. Specifically, ASU 2010-06 requires entities to disclose: (1) the amount of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers; (2) the reasons for any transfers in or out of Level 3; and (3) information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. ASU 2010-06 also clarifies existing fair value disclosures about the appropriate level of disaggregation and about inputs and valuation techniques for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Following the Recapitalization, we adopted ASU 2010-06 and it did not have a material impact on our consolidated financial statements.

2.    Recapitalization Transaction

As described in Note 1, we completed the Recapitalization on July 29, 2010.   Prior to this date, certain of the Lead Investors were already holders of notes representing approximately 74% of the Predecessor’s unsecured senior subordinated loan (the “Subordinated Loan”), which was issued by  Holdco.  Concurrent with the new equity raise by the Lead Investors of $416.5 million, on the closing date, these Lead Investors acquired from the remaining note holders the approximately 26% balance of the Subordinated Loan, for a total cash payment to those remaining note holders of $25.0 million.  They then exchanged 100% of the outstanding Subordinated Loan, including accrued and unpaid interest, for equity interests in Holdco’s subsidiary, LNRPC, and the Subordinated Loan was extinguished.  As a result of this transaction, LNRPC became wholly owned by the Lead Investors.  Subsequent to the transaction, LNRPC reorganized as a Delaware LLC, as did the majority of its consolidated subsidiaries.

The proceeds of the new equity raise, together with cash on hand, were used to repay $426.7 million of the outstanding balance on the senior secured credit facility (the “Senior Facility”).  Concurrent with the Recapitalization, we entered into a third amendment to our Senior Facility (the “Third Amendment”) which provides, among other things, for the admission of the Lead Investors as permitted holders and amends relevant portions of the Senior Facility agreement to conform to the recapitalized structure.  The Third Amendment also reduces the revolving credit line available under the Senior Facility.  See Note 12 for details of the Third Amendment.

Due to our election of push down accounting, we accounted for the Recapitalization under the acquisition method of accounting.  Accordingly, the assets acquired and liabilities assumed as well as noncontrolling interests were recorded at 100% of their fair values at the Recapitalization date.  The purchase price was first allocated to the identified assets acquired and liabilities assumed based on their estimated fair values at the date of the transaction, and the excess was allocated to goodwill.  The consideration exchanged in the transaction and allocated pursuant to the acquisition method of accounting totaled $501.0 million, representing the new equity raise of $416.5 million, the debt to equity conversion of $84.0 million, and the portion of a vested share based payment awards deemed replaced of $0.5 million.  The following table summarizes the initial estimate of amounts of identified assets acquired and liabilities assumed at the acquisition date, before consolidation of securitization VIEs (in thousands):

Assets acquired:
Cash and cash equivalents	$75,204
Restricted cash	32,869
Investment securities	299,684
Mortgage loans	8,130
Operating properties and equipment	5,055
Land held for investment	49,816
Investment in unconsolidated entities	194,610
Derivative asset	334
Intangible assets - servicing rights	321,851
Goodwill	237,538
Other assets	43,993
		1,269,084
Liabilities assumed:
Accounts payable	7,255
Accrued expenses	174,446
Deferred income taxes	—
Derivatives liability	31,541
Mortgage notes and other debts payable	513,727
		726,969
Noncontrolling interests		41,140
Net assets acquired		$500,975

Summary of consideration:
Cash paid for equity		$416,500
Conversion of Holdco note to equity		84,000
Equity awards reissued		475
		$500,975

During the Predecessor Period, we incurred $47.5 million of Recapitalization related costs, which are included in general and administrative expenses.  These costs include legal, regulatory, advisory, valuation, and other professional or consulting fees, general and administrative costs, including travel costs related to the Recapitalization.

3.    Restricted Cash

The following table provides a summary of our restricted cash (in thousands):

	Successor	Predecessor
	December 31,	November 30,
	2010	2009
Cash collateral for derivative instrument margin calls	$24,943	$29,739
Funds held in escrow	811	1,277
Other	72	72
	$25,826	$31,088

4.    Investment Securities

As described in Note 1, we implemented new accounting guidance regarding consolidation of VIEs, effective December 1, 2009, which had a significant impact on our financial statements.  This guidance required us to consolidate VIEs in which we held a variable interest via our ownership of investment securities.  As of the date of adoption, securities with a fair value of approximately $431.5 million were eliminated in consolidation.  In accordance with the new accounting guidance, prior periods have not been restated to reflect the consolidation of these investment securities.  See Notes 11 and 23 for further discussion regarding the effects of implementing the new guidance.

Investment securities consist of investments in investment grade, unrated and non-investment grade rated portions of various issues of CMBS and the retained interests of non-investment grade rated notes and preferred interests issued through resecuritization transactions. In general, principal payments on each class of security are made in order of seniority. Each class of security is, in effect, subordinate to all classes with earlier designations. The principal repayments on a particular class are dependent upon collections on the underlying mortgages, which are affected by prepayments, extensions and defaults. As a result, the actual maturity of any class of securities may differ from its stated maturity. We have already begun to receive principal payments from some of our securities, and some have matured entirely. At December 31, 2010, the stated maturities of our available-for-sale and held-to-maturity investment securities extended through 2051 and 2039, respectively, and their weighted average coupon rates ranged from zero to 8.17% and from 6.16% to 6.26%, respectively. Our potential yield, however, may be substantially greater than the coupon rates, because we purchase our investment securities at substantial discounts from the face amounts.  During the Successor Period, we sold investment securities for $22.7 million.  As these represent interests in VIEs which are eliminated in consolidation, the sales are included in issuances of debt of consolidated VIEs in our consolidated statements of cash flows.

Our investment securities are collateralized by pools of mortgage loans on commercial and multi-family residential real estate assets.  Credit fundamentals in the real estate marketplace have negatively impacted the performance of these mortgages, resulting in significant declines in the fair value of our securities. The risk associated with the performance of these mortgages is partially mitigated by the existence of our right to be the special servicer for certain of the securitization vehicles in which we invest. As special servicer, we impact the performance of the securitization by using our loan workout and asset management expertise to resolve non-performing loans.

In connection with the Recapitalization, in accordance with accounting guidance in ASC 805, we were required to value all of our investment securities at fair value and to designate their classification as of the transaction date.  Accordingly, we reassessed the designation of all our investment securities, and except for the securities held by one of our consolidating partnerships in a CDO structure, we determined that all of our remaining securities should be designated as available-for-sale.

As of November 30, 2009, all of the Predecessor’s wholly owned held-to-maturity investment securities were transferred to available-for-sale. In addition, the total balance of unrealized losses related to its wholly owned investment securities was deemed other than temporarily impaired, resulting in an impairment charge of $146.9 million during the year ended November 30, 2009. These impairments were a result of the Predecessor’s inability to express an intent and ability to hold the assets either to maturity or to recovery of their amortized cost basis. During the Predecessor Period and the Successor Period, we

were likewise unable to express an intent and ability to hold the assets either to maturity or to recovery of their amortized cost basis due to the near term maturity of our senior debt.  During the Predecessor Period, we recorded OTTI of $10.6 million. OTTI for the Successor Period was not material.

The following tables present information about consolidated available-for-sale and held-to-maturity investment securities as of the dates noted.

Balances at period end (in thousands):

	Successor		Predecessor
	December 31, 2010		November 30, 2009
	Available-for-	Held-to-	Available-for-	Held-to-
	Sale	Maturity	Sale	Maturity
Fair value	$9,823	12,398	201,142	243,473
Gross unrealized holding gains	2,326	—	10,806	8,836
Gross unrealized holding losses	—	—	1,734	64,377
Amortized cost	7,497	12,398	192,070	299,014
Gross OTTI recognized in accumulated OCI	—	—	—	21,607
Net carrying value	9,823	12,398	201,142	277,407

Effective March 1, 2010, we placed a large number of our investment securities on cost recovery due to continued deterioration in the commercial credit markets and the ensuing uncertainty surrounding the cash flows of these securities.  Any declines in fair value of these securities are reflected as OTTI, despite the fact that these declines may not represent credit losses.

Activity related to credit losses (in thousands):

OTTI recognized in the consolidated statements of earnings (loss) for the Successor Period, the Predecessor Period and Fiscal 2009 was zero, $10.6 million and $333.2 million, respectively.  There were no investment securities with OTTI in other comprehensive earnings at December 31, 2010.  The following table summarizes the activity for the Predecessor Period and Fiscal 2009 related to credit losses on investment securities (in thousands):

	Predecessor
	Period from	Fiscal Year
	December 1,	Ended
	2009 to July	November 30,
	28, 2010	2009
Beginning balance	$16,571	30,783
Reduction for credit losses on investment securities consolidated pursuant to FAS167	(14,693)	—
Additional credit losses during the period (where OTTI was not previously recognized)	—	113,993
Additional credit losses during the period (where OTTI was previously recognized)	1,152	154,860
Realized losses related to sold securities
Reductions for credit losses on securities we may be required to sell prior to recovery of amortized cost	—	(283,065)
Increases in cash flows expected to be collected and recognized over the remaining life of the security	—	—
Ending Balance	$3,030	16,571

Securities with gross unrealized losses, and the length of time these investments have been in a continuous unrealized loss position (in thousands):

	Successor		Predecessor
	December 31, 2010		November 30, 2009
		Unrealized		Unrealized
	Fair value	loss	Fair value	loss
Available-for-Sale
Less than 12 Months	$—	—	16,562	1,734
12 Months or More	—	—	—	—
Total	$—	—	16,562	1,734
Held-to-Maturity
Less than 12 Months	$—	—	39,633	22,383
12 Months or More	—	—	84,380	41,994
Total	$—	—	124,013	64,377

At December 31, 2010 and November 30, 2009, none of our investment securities were pledged as collateral to our Senior Facility. Additionally, at December 31, 2010 and November 30, 2009, we had no investment securities pledged to creditors which can be repledged or sold by creditors under reverse repurchase agreements. See Note 12 for more details.

5.    Securitization Transactions

See Note 11 for a discussion of VIEs consolidated in conjunction with the implementation of new accounting guidance which required us to consolidate four of our securitization structures.  The following disclosures report amounts only for Fiscal 2009, as the corresponding amounts for the Predecessor Period and the Successor Period, which would include amounts only with respect to the two VIE structures not consolidated, are not material.  Fees earned in connection with our securitization structures required to be consolidated after December 1, 2009 are not reflected as such in our financial statements, as these fees and the related retained interests have been eliminated in consolidation.  These fees totaled $2.1 million and $1.2 million for the Predecessor Period and the Successor Period, respectively.  Prior periods have not been restated to reflect the consolidation of these structures.

Continuing Involvement with Our Securitization Structures

We act as the collateral manager for our securitization structures dating back to 2002, a service for which we receive a fee ranging from 0.05% to 0.25% per annum of the outstanding face value. We are also the special servicer on substantially all of the underlying CMBS transactions (158 of 191 transactions) of these CDOs.

Cash Flows Received from Our Securitization Structures

The table below summarizes the total cash flows received from securitization trusts structured by the Predecessor, including cash flows received from retained interests held by the Predecessor (in thousands):

Predecessor
Fiscal Year
Ended
November
30, 2009
Collateral management fees received	$9,080
Cash interest on retained interests	38,156

Valuation of Retained Interests and Sensitivity Analysis

When subsequently measuring the fair value of our retained interests for purposes of recording those interests designated as available-for-sale and for purposes of assessing impairment on all of our retained interests, the Predecessor applied certain key assumptions to after-loss cash flows. The assumptions include estimated credit losses and the timing of losses for each loan underlying the CMBS collateral, and accordingly do not apply a constant default rate to the portfolio. At November 30, 2009, the amortized cost of the Predecessor’s total retained interests was $33.9 million, and the estimated fair value was $33.8 million, based on the key economic assumptions outlined above. The sensitivity of the November 30, 2009 fair value of the Predecessor’s retained interests to immediate adverse changes in those assumptions was as follows (in thousands, except statistics):

Predecessor
November 30,
2009
Weighted average life in years	2.4

Estimated credit losses (in total over the life of the trust)	$2,412,741
Impact on fair value of 10% adverse change	(14,664)
Impact on fair value of 20% adverse change	(20,501)

Residual after-loss cash flows blended discount rate	8.6%
Impact on fair value of 100 basis points adverse change	$(1,030)
Impact on fair value of 200 basis points adverse change	(1,994)

6.    Derivative Financial Instruments and Hedging Activities

The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated in a qualifying hedging relationship. The following tables summarize our qualifying and non-qualifying derivative assets and liabilities (in thousands):

	Successor
	December 31, 2010
	# Contracts	Maturities	Notional	Fair Value
Derivative Assets:
Embedded derivatives, not designated	1	Feb-12	$—	41

Derivative Liabilities:
Interest rate contracts, non qualifying cash flow hedges	—	N/A	—	—
Interest rate contracts, non qualifying cash flow hedges*	1	Jul-11	200,000	3,015
Interest rate contracts, non qualifying fair value hedges	9	Jul-16	162,097	20,759
Interest rate contracts, not designated	1	Feb-12	—	22
Total derivative liabilities, non qualifying or not designated	11		$362,097	23,796

	Predecessor
	November 30, 2009
	# Contracts	Maturities	Notional	Fair Value
Derivative Assets:
Embedded derivatives, not designated	1	Feb-12	$71,108	2,162

Derivative Liabilities:
Interest rate contracts, non qualifying cash flow hedges	1	Feb-10	750,000	6,215
Interest rate contracts, non qualifying cash flow hedges*	1	Jul-11	200,000	10,743
Interest rate contracts, non qualifying fair value hedges	9	Jul-16	162,097	20,971
Interest rate contracts, not designated	1	Feb-12	41,954	1,408
Total derivative liabilities, non qualifying or not designated	12		$1,154,051	39,337

* Initial notional of $200,000, reducing to $100,000 in February 2011, and resets sequentially every three months through July 2011.

Hedging Objectives and Strategies

We do not enter into derivative instruments for speculative purposes. However, certain securitization transactions that the Predecessor completed in 2002 and 2007 were structured in such a way that each gave rise to an embedded derivative that was required to be bifurcated from their host contracts and separately accounted for as a derivative instrument. These bifurcated derivative instruments were not designated in qualifying hedging relationships and therefore, changes in their fair value are recorded in earnings.

In order to hedge the potential cash flow and earnings volatility arising from the 2002 embedded derivative, the Predecessor entered into an offsetting, free standing, derivative instrument in 2003. Because the offsetting derivative is not specifically designated in a qualifying relationship, the changes in its fair value and net interest payments are also recorded in earnings. While not a hedge for accounting purposes, this derivative is an effective economic hedge of the embedded derivative arising from the 2002 securitization transaction, and minimizes the income and cash flow volatility of the embedded derivative due to changes in interest rates.

The counterparties to our arrangements are major financial institutions with which we and our affiliates may also have other financial relationships. These counterparties potentially expose us to loss in the event of their non-performance.  Generally, our derivative instruments with counterparties contain provisions that require us to post collateral when the derivatives are in a net liability position.  The provisions are generally dependent upon the dollar amounts in a liability position at any given time which exceed specific thresholds, as indicated in the relevant contracts.  In these circumstances, the counterparties could require additional collateral.  See Note 3 for amounts held as collateral related to our derivatives in a net liability position.

Cash Flow Hedging Instruments

We maintain risk management control systems to monitor interest rate cash flow risk attributable both to our outstanding or forecasted debt obligations and to our offsetting hedge positions. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analyses, to estimate the impact of changes in interest rates on our future cash flows. In addition, our senior secured credit facility requires that at least 50% of our consolidated total debt, as defined, be subject to fixed interest rates through derivative financial arrangements or match financing with variable rate collateral (see Note 12).

We periodically enter into derivative financial arrangements, primarily interest rate swap agreements, to manage fluctuations in cash flows resulting from interest rate risk. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments.  These swap agreements effectively change the variable-rate cash flows on debt obligations to fixed-rate cash flows.  In connection with these agreements, we are required to pay the counterparty a predetermined fixed stream of payments in exchange for a floating rate stream from the counterparty through each swap’s maturity date. The net amount paid to the counterparty totaled $4.2 million and $11.1 million for the Successor Period and the Predecessor Period, respectively, and $27.6 million for Fiscal 2009. Payments to the counterparty are reflected as an increase of interest expense and receipts as a reduction of interest expense.

In January 2009, hedge accounting was discontinued because the derivatives no longer met the strict criteria necessary to continue in a qualifying hedging relationship. As such, changes in fair value of these derivatives after this date were reported in interest expense.  There were no qualifying cash flow hedges as of December 31, 2010 or November 30, 2009.  At November 30, 2009, approximately $7.3 million of loss was reported in accumulated other comprehensive loss related to unrecognized amounts associated with the discontinuance of hedge accounting, essentially all of which was charged to interest expense during the Predecessor Period.  The remaining unamortized component was determined to have zero value as of the Recapitalization date.

Fair Value Hedging Instruments

To manage the risk associated with unpredictable changes in asset fair values related to the effect of movements in interest rates on our fixed-rate available-for-sale securities, we periodically use derivative financial instruments, primarily interest rate swap agreements. Under the terms of these swap agreements, we receive variable interest rate payments and make fixed interest rate payments. The derivatives hedging these securities no longer met the criteria necessary to continue in a qualifying fair value hedging relationship, causing the changes in fair value of the derivatives to be subsequently reflected in our consolidated statements of earnings (loss).

There were no qualifying fair value hedges for either the Successor Period or the Predecessor Period.  The table below presents the effect of our qualifying derivative financial instruments on the consolidated statements of earnings (loss) for Fiscal 2009 (in thousands):

Predecessor
Fiscal Year
Ended
November
30, 2009
Qualifying fair value hedges:
Interest rate contracts	$1,902
Hedged Items	(1,543)
Net ineffectiveness on qualifying fair value hedges included in gain (loss) on derivative financial instruments	$359

Financial Instruments Not Designated

As described above, during Fiscal 2009, we discontinued hedge accounting for our previously qualifying cash flow and fair value hedges.  Interest expense for the Predecessor Period and for Fiscal 2009 includes amortization of a deferred loss related to the discontinuance of hedge accounting, as well as the changes in fair value on the non qualifying cash flow hedges.  The table below presents the effect of these and our other non-qualifying derivative financial instruments on our consolidated statements of earnings (loss) (in thousands):

	Successor	Predecessor
	Period from	Period from	Fiscal Year
	July 29, 2010 to	December 1,	Ended
	December 31,	2009 to July	November
	2010	28, 2010	30, 2009
Derivatives not designated:
Embedded derivatives	$(293)	(1,828)	(10,365)
Interest rate contracts	169	1,218	966
Non qualifying fair value hedges	3,647	(3,436)	(3,560)
Amounts included in gain (loss) on derivative financial instruments	3,523	(4,046)	(12,959)
Non qualifying cash flow hedges included in interest expense	(3,929)	(2,060)	(4,943)
Total of all non-qualifying derivatives	$(406)	(6,106)	(17,902)

7.    Mortgage Loans, Net

The following table is a summary of our mortgage loans, net (in thousands):

	Successor	Predecessor
	December 31,	November 30,
	2010	2009
Mortgage loans	$1,451	41,638
Allowance for losses	—	(16,587)
Unaccreted discounts, net	—	(923)
	$1,451	24,128

Our mortgage loans are comprised of structured junior participations in institutional quality short- to medium-term variable-rate real estate loans (“B-notes”). For the Predecessor Period and Fiscal 2009, we recorded provisions for credit losses of $6.5 million on loans totaling $7.3 million, and $16.4 million on loans totaling $18.5 million, respectively, which are included in impairment of mortgage loans and long-lived assets in the consolidated statements of earnings (loss). Also during Fiscal 2009, we wrote off a defaulted loan along with its related allowance, each totaling $18.0 million.  As of the Recapitalization date, we reflected our mortgage loans at a fair value of $8.1 million. There were no credit losses on mortgage loans in the Successor Period. At December 31, 2010 and November 30, 2009, we had no mortgage loans pledged as collateral to any of our credit facilities. See Note 12 for more detail.

8.    Operating Properties and Equipment, Net and Land Held for Investment

The following table is a summary of our operating properties and equipment, net (in thousands):

	Successor	Predecessor
	December 31,	November 30,
	2010	2009
Leasehold improvements	$1,079	424
Accumulated depreciation	(143)	(38)
	$936	386

At December 31, 2010 and November 30, 2009, we had land held for investment of $39.9 million and $101.3 million, respectively. During the Successor Period and the Predecessor Period, we recorded in results of continuing operations impairment charges of zero and $53.3 million, respectively, related to several parcels of our land held for investment. There were no such impairments for the year ended November 30, 2009.  The land was reflected at its fair value of $49.8 million as of the Recapitalization date.  At December 31, 2010 and November 30, 2009, we had no operating properties or land held for investment pledged as collateral to any of our credit facilities. See Note 12 for more detail.

9.  Goodwill and Intangible Assets

Goodwill at December 31, 2010 represents the excess of Recapitalization proceeds over the fair value of net assets acquired at July 29, 2010.  We assessed goodwill for impairment in the fourth quarter of 2010 and determined there was no impairment in the Successor Period.

At November 30, 2009, goodwill of the Predecessor primarily represented excess purchase price over the fair value of net assets acquired in the 2005 merger transaction and the 2004 acquisition of a European commercial real estate loan servicer.

In connection with the Recapitalization, we identified domestic and European servicing rights that existed at the Recapitalization date, based upon the expected future cash flows of the associated servicing contracts.  The servicing rights of the Predecessor primarily related to servicing contracts in existence at the time of the 2005 merger transaction and loan servicing contracts acquired by one of its European subsidiaries in 2004.  The following table presents information about the servicing intangible as of the balance sheet dates (in thousands):

	Successor	Predecesor
	December 31,	November 30,
	2010	2009
Gross Servicing Intangible	$20,702	125,797
Accumulated Amortization	(1,968)	(91,977)
Foreign exchange loss	(101)	––
Servicing Intangible, net	18,633	33,820
Servicing Intangible, at fair value	157,047	N/A
Intangible assets - servicing rights	$175,680	33,820

Amortization expense was $2.0 million, $3.7 million and $8.0 million for the Successor Period, the Predecessor Period, and Fiscal 2009, respectively.  As of December 31, 2010, the fair value of the European servicing rights approximated its unamortized balance.  The change in fair value for the portion of the servicing intangible subject to the fair value method of measurement was $16.8 million in the Successor Period.

The future amortization expense for the European intangible assets is expected to be as follows (in thousands):

	Years Ended December 31,
	2011	2012	2013	2014	2015	Thereafter
Amortization expense	$5,354	3,845	3,493	1,859	2,392	1,690

10.    Investments in Unconsolidated Entities

Summarized financial information of our unconsolidated entities on a combined 100% basis accounted for by the equity method is as follows (in thousands):

	Successor	Predecessor
	December 31,	November 30,
	2010	2009

Assets
Cash	$101,947	167,095
Portfolio investments	2,771,322	3,053,623
Other assets	86,011	77,561
	$2,959,280	3,298,279

Liabilities and equity
Accounts payable and other liabilities	$116,038	197,108
Notes and mortgages payable	833,976	1,152,945
Equity and advances of:
LNR Property LLC / Holdings, Ltd	501,938	480,445
Others	1,507,328	1,467,781
	$2,959,280	3,298,279

Our equity in the unconsolidated entities’ financial statements shown above does not equal our recorded investment in unconsolidated entities by $306.3 million and $280.0 million as of December 31, 2010 and November 30, 2009, respectively, primarily due to (1) our recording of these investments at their fair values at the Recapitalization date; (2) impairments recorded by us in the Predecessor Period and Fiscal 2009; and (3) our delay in funding capital calls for the CPI Fund in Fiscal 2009.

Summarized operating results of unconsolidated entities on a combined 100% basis accounted for by the equity method are as follows (in thousands):

	Successor	Predecessor
	Period from	Period from	Fiscal Year
	July 29, 2010	December 1,	Ended
	to December	2009 to July	November 30,
	31, 2010	28, 2010	2009
Revenues and other income	$157,231	47,546	99,584
Costs and expenses	67,135	209,013	490,062
Net income (loss) of entities	$90,096	(161,467)	(390,478)

Our equity in the net income (loss) reported by our unconsolidated entities does not equal our recorded equity in earnings (losses) of unconsolidated entities, primarily due to impairment charges recorded by us in excess of the impairment charges recorded by our unconsolidated entities in assessing their respective long-lived assets for impairment. The additional impairment charges totaled $14.6 million, $11.2 million and $121.5 million during the Successor Period, the Predecessor Period and Fiscal 2009, respectively. These amounts include our estimates of impairment charges which may be recorded by our unconsolidated entities in periods subsequent to each year end, as these entities finalize their own valuation estimates.

LEI Fund

In February 2005, we along with four other investors formed the LNR Europe Investors Venture (the “LEI Fund”), a private equity investment venture with over £360.0 million of committed equity, of which we hold a 50% interest. The purpose of the LEI Fund is to evaluate, make and actively manage investments in real estate-related income-bearing debt instruments and other forms of real estate related income bearing securities consisting of, but not limited to CMBS, B-notes, mezzanine debt and distressed debt products across Europe. The assets and liabilities of the LEI Fund, as of December 31, 2010 were $415.7 million and $168.9 million, respectively. The net income (loss) of the LEI Fund was $0.4 million during the Successor Period and ($149.0) million during the Predecessor Period. Our share of the Predecessor Period net loss includes $65.2 million of impairment charges on the LEI Fund’s asset portfolio, which reflect the impact of deterioration in the European credit markets.  As of the Recapitalization date, we recorded our investment in the LEI Fund at a fair value of $84.0 million.

As of December 31, 2010, the assets of the LEI Fund represent 14.0% of our unconsolidated entities’ total assets, and our $79.8 million investment in the LEI Fund represents 40.8% of our total investments in unconsolidated entities. Our investment in the LEI Fund is denominated in pounds sterling, and may be affected by fluctuations in exchange rates.

CPI Fund

In November 2005, we along with several other investors formed the LNR Commercial Property Investment Fund, L.P. (the “CPI Fund”), a private equity investment venture with over $1.1 billion of committed equity, of which we hold an approximate 20% ownership interest. The purpose of the CPI Fund is to acquire, finance, develop and dispose of a broad range of real estate operating properties focusing primarily on industrial, rental apartments, office and retail properties and land zoned substantially for commercial uses located throughout the United States. The assets and liabilities of the CPI Fund as of December 31, 2010 were $843.0 million and $197.6 million, respectively. The net loss of the CPI Fund was $7.3 million during the Successor Period and $2.4 million during the Predecessor Period. During the Predecessor Period, we recognized an impairment charge of $11.4 million which was not recognized by the venture.  As of the Recapitalization date, we recorded our investment in the CPI Fund at a fair value of $91.2 million.

As of December 31, 2010, the assets of the CPI Fund represent 28.5% of our unconsolidated entities’ total assets, and our $86.1 million investment in the CPI Fund represents 44.0% of our total investments in unconsolidated entities. As of December 31, 2010, we had funded 79.5% of our portion of committed equity, prior to the expiration of the commitment period.  The CPI Fund may issue follow on capital calls, of which our maximum funding obligation is $46.1 million.  See Note 18 for related party transaction disclosures.

Other Land Joint Ventures

We hold equity ownership interests in several other land ventures which are accounted for pursuant to the equity method.  These ventures maintain significant land holdings in California, an area which has been severely impacted by market conditions. The continuing deterioration in the credit markets caused us to assess these investments for impairment. As a result of our analysis, we recorded impairments of $15.4 million and $7.4 million in the Successor Period and the Predecessor Period, respectively.  These charges are included in equity in earnings (losses) and impairments of unconsolidated entities.  The assets and liabilities of these ventures as of December 31, 2010 totaled $1,656.1 million and $560.5 million, respectively. The net income (loss) of these ventures was $105.4 million and $(14.0) million during the Successor Period and the Predecessor Period, respectively.  As of the Recapitalization date, we recorded our investment in these ventures at a fair value of $7.1 million.

As of December 31, 2010, the assets of these ventures represent 56.0% of our unconsolidated entities’ total assets, and our remaining investment in these ventures, after impairment charges, totaled $18.3 million, representing 9.4% of our total investments in unconsolidated entities.

11.   Consolidation of Variable Interest and Other Entities

As discussed in Note 1, we evaluate all of our investments and other interests in entities for consolidation. These included interests in investments in certain real estate entities, as well as our investment securities.

International Entity

We have an investment in a European entity which prior to 2008 held an equity interest in an entity that had an interest in a pool of commercial real estate properties located throughout France. This European entity is a VIE due to disproportionate voting and economic rights. We are deemed to be the primary beneficiary, and accordingly consolidate this entity into our financial statements. We received a final liquidation distribution related to this entity in January 2011 in the amount of $5.2 million.

Madison Square Company LLC

Madison is an entity formed for the purpose of investing in unrated and non-investment grade rated CMBS. We own an approximately 65% interest in Madison and since we are deemed the primary beneficiary, consolidate Madison into our financial statements. On July 29, 2010, in connection with the Recapitalization, we elected the fair value option for all of Madison’s securitized assets and liabilities. This entity had assets and liabilities of $192.0 million and $152.3 million, respectively, at December 31, 2010. The securitized assets are legally owned by the issuer of the CDO and the debt of the entity is in the form of securitized notes which are non-recourse to us.

In connection with our adoption of the new consolidation provisions of ASC 810 on December 1, 2009, the securitization structures in which Madison is invested became subject to consolidation, and it was determined that Madison was not the primary beneficiary of any of these structures.  However, it was determined that we were the primary beneficiary of certain of these securitization structures.  As a result, the investment securities of the consolidated structures were eliminated in consolidation, as was an allocated portion of the related CDO debt.  The consolidated structures are reflected in VIE assets and liabilities as of December 31, 2010.  The remaining assets and liabilities of the CDO reflected on our consolidated balance sheet relate to the securitization structures for which we or Madison were not deemed the primary beneficiary.  In such cases, the investment securities are reflected on our consolidated balance sheet as of December 31, 2010, along with an allocated portion of the related CDO debt.  See Note 12.

Archetype Fund

In February 2009, we along with several other investors formed the LNR Archetype Real Estate Debt Fund, L.P. (the “Archetype Fund”), a private equity investment venture with $200 million of committed equity, of which we initially held a 50% ownership interest.  During the Predecessor Period, we transferred 4.9% of our ownership interest in the Archetype Fund to certain executives for cash consideration.  These transfers are subject to vesting requirements. During the Successor Period, 0.7% was forfeited back to us.  As of December 31, 2010, our ownership interest in the Archetype Fund was 46.7%.

The purpose of the Archetype Fund is to invest in CMBS, B-notes, mezzanine loans, non-performing loans, sub-performing loans and distressed debt on commercial real estate properties. Although this entity was not deemed to be a VIE, we serve as the sole general partner and are therefore presumed to have a controlling financial interest. As the limited partners do not maintain substantive participative rights, the Archetype Fund is consolidated into our financial statements.  This entity had assets and liabilities of $40.2 million and $1.2 million, respectively, as of December 31, 2010.  Also as of this date, we had funded 42.8% of our portion of committed equity, leaving $57.2 million of future funding commitments.  For further discussion, see Note 22.

Investment Securities

As discussed in Note 1, we adopted new consolidation guidance effective December 1, 2009.  As a result, we re-evaluated all of our investments and other interests in entities for consolidation, including our investments in CMBS and our retained interests in securitization transactions we initiated, all of which are generally considered to be variable interests in VIEs.

The VIEs consolidated as a result of our implementation of ASC 810 are structured as pass through entities that receive principal and interest on the underlying collateral and distribute those payments to the certificate holders.  The assets and other instruments held by these securitization entities are restricted and can only be used to fulfill the obligations of the entity.  Additionally, the obligations of the securitization entities do not have any recourse to the general credit of any other consolidated entities, nor to us as the primary beneficiary.  As we invest primarily in non-investment grade and unrated bonds, the SPE liabilities initially represent investment securities on our balance sheet (pre-consolidation).  Upon consolidation of these VIEs, our associated investment securities and any associated components of equity, such as unrealized holding gains or losses or OTTI are eliminated, as is the interest income and any impairment losses related to those securities.  Similarly, the fees we earn in our roles as special servicer of the bonds issued by the consolidated VIEs or as collateral administrator of the consolidated VIEs are also eliminated.  Finally, an allocable portion of the identified servicing intangible associated with the eliminated fee streams is eliminated in consolidation.

VIEs in which we are the Primary Beneficiary

Upon adoption of the new consolidation guidance in ASC 810, we consolidated various VIEs that were not previously consolidated.  The inclusion of the assets and liabilities of these VIEs had no economic effect on us.  The following table summarizes the incremental impact at adoption (in thousands):

Fair Value

VIE Assets	$114,844,285
VIE liabilities	(114,442,586)
Amounts eliminated in consolidation (a)
Investment securities	(431,541)
Interest receivable	(2,647)
Noncontrolling interests	(4,189)
Unrealized losses and OTTI on investment securities	(8,679)
Cumulative effect adjustment upon adoption	$(45,357)

(a) Our interests in the newly consolidated VIEs were initially represented by our holdings in investment securities, which have been eliminated in consolidation.

Prior to the adoption of the new accounting guidance, we accounted for our investments in the CMBS structures as either available-for-sale or held-to-maturity investment securities.  Subsequent to the adoption of the new accounting guidance, the changes in net asset fair values held by the consolidated VIEs are reflected in our consolidated statements of earnings (loss).

Our exposure to the obligations of VIEs is generally limited to our investment in these entities.   We are not obligated to provide, nor have we provided, any financial support for any of these consolidated structures.

ASC 810 requires that the assets and liabilities of a VIE be consolidated at their carrying amounts.  However, if determining the carrying amounts is not practicable, the assets and liabilities of the VIEs are to be consolidated at their fair value.  We consolidated the financial assets and liabilities of our newly consolidated VIEs at their fair values.  Subsequent to consolidation, the VIE assets and liabilities are accounted for in accordance with our policies as set forth in Note 1.

The consolidated VIE assets and liabilities as of December 31, 2010 are as follows (in thousands):

Variable interest entity assets	$142,443,685
Variable interest entity liabilities	142,197,352

For the Successor Period and the Predecessor Period, we recorded the following amounts in our consolidated statements of earnings (loss) related to the activities of consolidated VIEs before eliminations (in thousands):

	Successor	Predecessor
	Period from July 29,	Period from
	2010 to December 31,	December 1, 2009 to
	2010	July 28, 2010
Change in fair value of VIE assets and liabilities, net	$(141)	(14,367)
VIE interest income	3,874,568	5,969,772
VIE interest expense	(3,746,662)	(5,761,299)
VIE trust expenses	(127,765)	(194,106)
Income of consolidated VIEs, net	$—	—

During the Predecessor Period, we acquired additional variable interests in securitization VIE structures in the form of investment securities.  Our analyses indicated that we were the primary beneficiary of certain of these VIEs.  The consolidation of these structures resulted in the consolidation of additional VIE assets of $23.7 billion and additional VIE liabilities of $23.7 billion as of the date we became primary beneficiary.

VIEs in which we are not the Primary Beneficiary

In certain instances, we hold a variable interest in a VIE in the form of CMBS, but either (i) we are not appointed, or do not serve as, special servicer or (ii) an unrelated third party has the rights to unilaterally remove us as special servicer.  In these instances, we do not have the power to direct activities that most significantly impact the VIE’s economic performance.  In other cases, the variable interest we hold does not obligate us to absorb losses or provide us with the right to receive benefits from the VIE which could potentially be significant.  For these structures, we are not deemed to be the primary beneficiary of the VIE, and we do not consolidate these VIEs.

Three of our CDO structures are in default as of December 31, 2010, which pursuant to the underlying indentures, changes the rights of the variable interest holders.  Upon default of a CDO, the trustee or the senior note holders are allowed to exercise certain rights, including liquidation of the collateral, which at that time, is the activity which would most significantly impact the CDO’s economic performance.  Further, when the CDO is in default, the collateral administrator typically no longer has the option to purchase securities from the CDO.  In cases where the CDO is in default and we do not have the ability to exercise rights which would most significantly impact the CDO’s economic performance, we did not consolidate the VIE.  As of December 31, 2010, two of these CDO structures were not consolidated.

As noted above, we are not obligated to provide, nor have we provided, any financial support for any of our SPEs, whether or not we are deemed to be the primary beneficiary.  As such, the risk associated with our involvement in these VIEs is limited to the carrying value of our investment in the entity.  As of December 31, 2010 and November 30, 2009, our maximum risk of loss related to VIEs in which we are not the primary beneficiary was $22.2 million and $444.6 million, respectively, on a fair value basis and $19.9 million and $491.1 million, respectively, on an amortized cost basis.

The VIEs which we do not consolidate have debt obligations to beneficial interest holders with fair values of $65.4 billion and $62.5 billion at December 31, 2010 and November 30, 2009, respectively.  The corresponding assets are comprised primarily of mortgage loans with unpaid principal balances corresponding to the amounts of the outstanding debt obligations.

12.                 Debts Payable

The following table summarizes our debts payable (in thousands):

			Successor		Predecessor
			December 31, 2010		November 30, 2009
	Interest Rate (*)	Maturity (**)	Commitment	Outstanding	Commitment	Outstanding
Senior Secured Credit Facility:
Revolving credit line	LIBOR + 225 to 350	July 2011	$60,000	—	150,000	—
Term loan A-1 facility	LIBOR + 250 to 350	July 2011	27,824	27,824	114,326	114,326
Term loan B facility	LIBOR + 250 to 350	July 2011	331,046	331,046	772,135	772,135
Total Senior Facility			418,870	358,870	1,036,461	886,461
Unamortized discount			N/A	(5,215)	N/A	—
Senior Facility, net of unamortized discount			418,870	353,655	1,036,461	886,461
Unsecured Senior Subordinated Loan	10% - 14%	N/A	—	—	400,000	400,000
Senior Subordinated Notes	7.625%	July 2013	—	16	—	16
Collateral Debt Obligation	N/A	N/A	N/A	12,398	N/A	139,600
Total Debts Payable (***)			$418,870	366,069	1,436,461	1,426,077

(*) Interest rate vales based on leverage and debt ratings.

(**) Maturity includes extensions.

(***) All debt without recourse except for our Senior Secured Credit Facility.

Information concerning our more significant debt instruments follows:

Senior Secured Credit Facility

Our senior secured credit facility (the “Senior Facility”) includes a revolving credit line (the “Revolving Facility”) of which $29.9 million and $10.4 million were utilized for the issuance of letters of credit, leaving $30.1 million and $139.6 million of availability at December 31, 2010 and November 30, 2009, respectively. After giving effect to the related swap agreements described in Note 6, the weighted average interest rate on the Senior Facility at December 31, 2010 was 6.25%.

The Senior Facility is secured by a pledge of our equity interest in substantially all of our consolidated entities, excluding consolidated VIEs, our rights under any hedge arrangements required by the Senior Facility and all intercompany debt. The agreement contains certain financial tests and restrictive covenants, including a requirement to maintain a minimum liquidity, specified leverage and interest coverage ratios.  As of December 31, 2010, we are in compliance with all such covenants.

In March and April 2010, as a result of our failure to timely deliver audited financial statements and also to meet the various reporting covenants for fiscal year ended November 30, 2009 and the quarter ended February 28, 2010, as required under the terms of the Senior Facility, we received notices of default.  During the cure periods, we entered into several forbearance agreements to allow additional time to complete the capital restructuring, during which time the lenders agreed to defer taking any immediate enforcement action relative to the noted defaults.  Under the terms of these forbearance agreements, we made voluntary prepayments to the term loans in the amount of $35.3 million, and also paid forbearance fees of $20.1 million, which are included in other expenses in the consolidated statement of earnings (loss) for the Predecessor Period.

Concurrent with the Recapitalization, we entered into a third amendment to our Senior Facility (the “Third Amendment”).  The Third Amendment required us to pay $426.7 million in repayments to our term loans, consisting of $371.0 million and $55.7 million to the Term Loan B and Term Loan A-1 facilities, respectively, which included the scheduled maturities due July 2010 under the original terms of the Senior Facility.  As of the Recapitalization date, both the Term Loan B and Term Loan A-1 facilities were written down by $10.6M to a fair value of $413.9M.  In addition, the Third Amendment reduced the Revolving Facility commitment to $60 million, and amended the definition of collateral to include essentially all of our cash deposit accounts, and all capital stock of any of our future joint ventures with our new investors.

Subsequent to the Third Amendment, in November and December of 2010, we repurchased $39.4 million and $26.2 million face amount of our Term Loan B and Term Loan A-1 facilities, respectively, from two related parties for a total purchase price of $64.4 million.  There was no gain or loss on these repurchases, as the repurchase price was essentially equivalent to the fair value of debt recorded in the Recapitalization.  See additional discussion of these related party transactions in Note 18.

In December 2008, the Predecessor entered into a second amendment to our Senior Facility (the “Second Amendment”) which permitted the tender of up to $400.0 million of the Term Loan A-1 and Term Loan B facilities through December 31, 2009. In connection with the Second Amendment, Term Loan A-2 was terminated and the Revolving Facility commitment was reduced to $150.0 million. Pursuant to the Second Amendment, during Fiscal 2009, the Predecessor repurchased $106.9 million and $3.0 million face amount of the Term Loan B and Term Loan A-1 facilities, respectively, for a total purchase price of $53.4 million, excluding related transaction costs of $4.0 million.

The Revolving Facility and the Term Loan A-1 facility mature in July 2011, following the exercise of two one-year extension options available under the terms of the facility. The second and final one year extension was exercised in December 2009 for the period July 2010 to July 2011.

Unsecured Senior Subordinated Loan

Through its Holdco subsidiary, the Predecessor had an unsecured senior subordinated loan (the “Subordinated Loan”) in the original principal amount of $400.0 million.  Interest on the Subordinated Loan was payable semi-annually, however, in December 2009 and June 2010, the Predecessor elected not to make the $20.4 million and $29.6 million semi-annual interest payments that were due. As a result, according to the terms of the loan, the interest rate increased to 14% effective January 1, 2010, and unpaid interest was added to the principal amount of the loan.

The following table summarizes the par balance of the notes held, including notes held by affiliates of the Lead Investors prior to the Recapitalization (in thousands):

Noteholder	Par Note Balance
VNO LNR Holdco LLC (a Vornado affiliate)	$75,000
iStar Tara LLC (an iStar affiliate)	100,000
Cerberus Partners, L.P. (a Cerberus affiliate)	20,000
Aozora Bank, Ltd. (an Aozora affiliate)	100,000
Third parties	105,000
Total	$400,000

In connection with the Recapitalization, the third parties sold their note holdings of $105.0 million, plus accrued interest, to the Lead Investors for a cash payment of $25.0 million, or approximately 23.8% of the original par balance.  In lieu of a cash payment, the Lead Investors agreed to convert the $400.0 million of notes, plus accrued interest, for equity value of $84.0 million, reflecting a conversion rate of approximately 21.0% of the original par balance.  The Subordinated Loan was then extinguished in its entirety.

Collateral Debt Obligation

In 2004, Madison entered into a CDO transaction which was accounted for as a financing, primarily as a result of certain rights retained by the entity and the character of some of the assets held within the CDO. As a result, our consolidated balance sheets at November 30, 2009 reflected the securitized assets as assets and the notes issued by the securitization, other than those retained by Madison, as liabilities.  See further discussion related to this entity in Note 11.

In connection with our adoption of the new consolidation provisions of ASC 810 on December 1, 2009, the securitization structures in which Madison is invested became subject to consolidation, and it was determined that we were the primary beneficiary of certain of these structures.  As a result, the investment securities of the consolidated structures were eliminated in consolidation, as was an allocated portion of the related CDO debt.  The consolidated structures are reflected in VIE assets and liabilities as of December 31, 2010.  The remaining assets and liabilities of the CDO reflected on our consolidated balance sheet relate to the securitization structures for which we or Madison were not deemed the primary beneficiary.  In such cases, the investment securities are reflected on our consolidated balance sheet as of December 31, 2010, along with an allocated portion of the related CDO debt.  In accordance with our fair value policy, this allocated portion of debt is equal to the fair value of the investment securities.

During the Successor Period, we sold a portion of our owned interest in the Madison CDO for $47.4 million.  As this interest is eliminated in consolidation, the sale is included in issuance of debt of consolidated VIEs in our consolidated statements of cash flows.

Maturities

The aggregate stated principal maturities of debts payable, including extensions which have been exercised, for each of the next five fiscal years and in the aggregate thereafter are as follows, excluding amounts for which the fair value option was elected (in thousands):

	Years Ended December 31,
	2011		2012	2013	2014	2015	Thereafter
Aggregate principal maturities	$358,870	*	—	16	—	—	—

* consists of senior debt maturing in July 2011

13.                 Fair Value Disclosures

While the markets for commercial real estate have experienced significant challenges in the last several years, there has been some evidence of stabilization. As demonstrated below, market conditions have continued to have a negative impact on the estimated fair value of our assets. Restrictions on the availability of real estate financing, and economic uncertainties continue to impact the volume of transactions, limiting the amount of observable inputs available to us in making our estimates of fair value. Our estimates of fair value are based on the best information available to management as to conditions that existed as of the valuation date. Should market conditions continue to deteriorate, or should management’s assumptions change, we may record additional unrealized losses in future periods.

Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities and are as follows:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. As of December 31, 2010 and November 30, 2009, we do not have any assets or liabilities classified in Level 1 fair value.

Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are categorized in the following tables based upon the lowest level of significant input to the valuations (in thousands):

	Successor
	December 31, 2010
	Level 1	Level 2	Level 3	Total
Financial Assets
Investment securities at fair value	$—	—	22,221	22,221
Derivative assets	—	—	41	41
Domestic servicing rights intangible	—	—	157,047	157,047
VIE assets	—	138,854,694	3,588,991	142,443,685
	$—	138,854,694	3,768,300	142,622,994
Financial Liabilities
Derivative liabilities	$—	23,796	—	23,796
Debts payable at fair value	—	—	12,398	12,398
VIE liabilities	—	138,854,694	3,342,658	142,197,352
	$—	138,878,490	3,355,056	142,233,546

	Predecessor
	November 30, 2009
	Level 1	Level 2	Level 3	Total
Financial Assets
Investment securities at fair value	$—	—	201,142	201,142
Derivative assets (embedded derivatives)	—	—	2,162	2,162
	$—	—	203,304	203,304
Financial Liabilities
Derivative liabilities	$—	39,337	—	39,337
	$—	39,337	—	39,337

The following is a summary of the valuation techniques employed with respect to financial instruments measured and reported at fair value:

Investment securities at fair value: We utilize several inputs and factors in determining the fair value of investment securities classified as available-for-sale or for which the fair value option was elected.  These factors include projected future cash flows, ratings, subordination levels, vintage, remaining lives, credit issues, recent trades of similar securities and the spreads used in the prior valuation. We obtain current market spread information where available and use this information in evaluating and validating the market price of all investments. Depending upon the significance of the fair value inputs used in determining these fair values, these securities are classified in either Level 2 or Level 3 of the fair value hierarchy.

In the unlikely event that we are able to obtain quoted prices from an active market for identical assets, these securities would fall within Level 1 of the fair value hierarchy. Unless sufficient trading activity levels exist with respect to the security for which the quote is being provided, these quotes will not be deemed Level 1 inputs and will simply be used as a benchmark, if at all, in assessing the appropriateness of our valuations. If there is significant market volatility and diversity in quotes, then the related securities are classified within Level 3 of the fair value hierarchy.

Liabilities of consolidated VIEs: We utilize several inputs and factors in determining the fair value of VIE liabilities, including future cash flows, market transaction information, ratings, subordination levels, and current market spread and pricing information where available. Quoted market prices are used when this debt trades as an asset. Depending upon the significance of the fair value inputs used in determining these fair values these liabilities are classified in either Level 2 or Level 3 of the fair value hierarchy.

Assets of consolidated VIEs: The VIEs in which we invest are “static”; that is, no reinvestment is permitted, and there is no active management of the underlying assets.  In determining the fair value of the assets of the VIE, we maximize the use of observable inputs over unobservable inputs.  We also acknowledge that our principal market for selling CMBS assets is the securitization market where the market participant is considered to be a CMBS trust or a CDO.  This methodology results in the fair value of the assets of a static CMBS trust being equal to the fair value of its liabilities.  Based on the underlying benchmarks used as an indicator of the fair value of the assets, these assets are classified in either Level 2 or Level 3 of the fair value hierarchy.

Intangible asset — Domestic servicing rights:  As discussed above, the fair value measurement method was elected for subsequent measurement of the domestic servicing asset.  The fair value of this intangible is determined using discounted cash flow modeling techniques which require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted loan defeasance rates, delinquency rates and anticipated maturity defaults. Since the most significant of these inputs are unobservable, we have determined that the fair values of these intangibles in their entirety should be classified in Level 3 of the fair value hierarchy.

Derivative assets and liabilities: For all derivatives excluding the embedded derivatives described below, fair value is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds and guarantees.

Although we have determined that the majority of the inputs used to value these derivatives are classified in Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of these derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of these derivatives. As a result, we have determined that these derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Embedded derivatives: For our embedded derivatives, fair value is computed based upon estimated cash flows of the related preferred interests resulting from any unhedged change in LIBOR, discounted at an appropriate discount rate. This determination is based in part on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. Although the forward curves utilized in the valuation of our embedded derivatives represent Level 2 inputs, the discounted cash flows which are most significant to the overall valuation of these derivatives represent Level 3 inputs. Accordingly, we have determined that the embedded derivatives in their entirety are classified in Level 3 of the fair value hierarchy.

Debts payable at fair value: The allocated portion of the Madison CDO debt at December 31, 2010 is determined using the fair values of the associated investment securities as a benchmark. Depending upon the significance of the fair value inputs used in determining the underlying benchmark fair values, this debt is classified in either Level 2 or Level 3 of the fair value hierarchy.

The following tables present additional information about assets and liabilities measured at fair value on a recurring basis for which we utilized Level 3 inputs to determine fair value (in thousands):

	Successor
	Investment Securities at Fair Value	Embedded Derivative Assets	Domestic Servicing Rights Intangible	VIE Assets	VIE Liabilities	Debts Payable	Total
Balance at July 29, 2010	$7,148	334	—	3,384,505	(3,110,027)	—	281,960
Impact of fair value accounting election			173,883	127,266	(82,892)	(16,415)	201,842
Balance at July 29, 2010, as adjusted	7,148	334	173,883	3,511,771	(3,192,919)	(16,415)	483,802
Total realized and unrealized gains (losses):
Included in earnings:
Gains on sales of investment securities	3,075						3,075
Losses on derivative financial instruments		(293)					(293)
Impairment	(24)						(24)
Included in other comprehensive earnings	2,326						2,326
Change in fair value	(4,041)		(16,836)	77,220	(149,739)	4,017	(89,379)
Net accretion	116						116
Net purchases, sales proceeds and cash collections, net	(3,945)						(3,945)
Redesignation (to) from available-for-sale (See Note 4)	1,151						1,151
Net transfers in (out) of Level 3	16,415	—	—				16,415
Balance at December 31, 2010	$22,221	41	157,047	3,588,991	(3,342,658)	(12,398)	413,244
Amount of total losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at December 31, 2010	$(24)	(293)	—	—	—	—	(317)

	Predecessor
	Investment Securities at Fair Value	Embedded Derivative Assets	VIE Assets	VIE Liabilities	Total
Balance at December 1, 2009	$201,142	2,162			203,304
Cumulative effect of consolidation of VIEs	(186,062)		3,204,487	(2,802,788)	215,637
Balance at December 1, 2009, as adjusted	15,080	2,162	3,204,487	(2,802,788)	418,941
Total realized and unrealized gains (losses):
Included in earnings:
Gains on sales of investment securities	1,691				1,691
Losses on derivative financial instruments		(1,828)			(1,828)
Impairment	(3,652)				(3,652)
Included in other comprehensive loss	(738)				(738)
Change in fair value			180,018	(307,239)	(127,221)
Net accretion	951				951
Net purchases, sales proceeds and cash collections, net	(6,184)				(6,184)
Balance at July 28, 2010	$7,148	334	3,384,505	(3,110,027)	281,960
Amount of total losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at July 28, 2010	$(3,652)	(1,828)	—	—	(5,480)

	Predecessor
	Investment Securities at Fair Value	Embedded Derivative Assets	Total
Balance at December 1, 2008	$201,307	12,527	213,834
Total realized and unrealized gains (losses):
Included in earnings:
Gains on sales of investment securities	4,379		4,379
Gains (losses) on derivative financial instruments	(1,543)	(10,365)	(11,908)
Impairment	(295,038)		(295,038)
Included in other comprehensive income	66,017		66,017
Net amortization or accretion	21,882		21,882
Net purchases, sales proceeds and cash collections, net	20,406		20,406
Redesignation to (from) available-for-sale (See Note 4)	183,732		183,732
Balance at November 30, 2009	$201,142	2,162	203,304
Amount of total losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at November 30, 2009	$(296,581)	(10,365)	(306,946)

Fair Value on a Nonrecurring Basis

We use fair value measurements on a nonrecurring basis when assessing certain of our cost basis financial assets and certain non-financial assets for impairment, when valuing the issuance of share-based payment awards, and when accounting for business combinations pursuant to the acquisition method of accounting.  The following tables show the fair value hierarchy and carrying values for those assets for which an impairment charge was recorded during the Successor Period, the Predecessor Period or Fiscal 2009, based upon the lowest level of significant input to the valuations, and the amounts of the impairments included in our consolidated statements of earnings (loss) (in thousands):

	Successor
	As of December 31, 2010 and for the Successor Period
					Impairment
	Level 1	Level 2	Level 3	Total	Charges
Non-Financial Assets
Investments in unconsolidated entities	$—	—	6,250	6,250	15,376

	Predecessor
	As of July 28, 2010 and for the Predecessor Period
					Impairment
	Level 1	Level 2	Level 3	Total	Charges
Financial Assets
Investment securities held-to-maturity	$—	—	11,575	11,575	5,044
Mortgage loans	—	—	—	—	6,502
Non-Financial Assets
Land held for investment	—	—	29,308	29,308	53,289

	Predecessor
	As of and for the Fiscal Year Ended November 30, 2009
					Impairment
	Level 1	Level 2	Level 3	Total	Charges
Financial Assets
Investment securities held-to-maturity	$—	—	107,355	107,355	39,470
Mortgage loans	—	—	2,125	2,125	16,356
Non-Financial Assets
Investments in unconsolidated entities	—	—	190,122	190,122	121,528

The following is a summary of the valuation techniques employed with respect to assets and liabilities measured at fair value on a nonrecurring basis:

Cash and cash equivalents, restricted cash, financial instruments included within other assets and accounts payable, accrued expenses and other liabilities: Fair values approximate carrying values at the Recapitalization date due to their short-term nature.

Investment securities not at fair value: The fair value of held-to-maturity investment securities for which the fair value option is not elected is estimated using the same techniques utilized for the valuation of our investment securities accounted for at fair value, as described above.

Mortgage loans: The fair value of our mortgage loans is based on the estimated fair value of the underlying real estate, which is determined through a combination of appraisals, discounted future cash flows and market capitalization rates. Since the most significant of these inputs are unobservable, we have determined that the fair value of mortgage loans in their entirety should be classified in Level 3 of the fair value hierarchy. The fair value of our unimpaired mortgage loans did not differ significantly from their carrying value.

Operating properties and land held for investment:  The fair value of these assets is determined through a combination of appraisals, discounted future cash flows and market capitalization rates. If independent third party appraisals are used, these assets are classified in Level 2 of the fair value hierarchy. Any determination of fair value of these assets based on discounted future cash flows and market capitalization rates are classified in Level 3 of the fair value hierarchy since the most significant of these inputs are unobservable.

Investments in unconsolidated entities: The fair value of these investments is determined using discounted expected future cash flows from the venture. Since these inputs are unobservable, we have determined that the fair values of these investments should be classified in Level 3 of the fair value hierarchy.

Goodwill: The fair value of goodwill as of the Recapitalization date was based on consideration transferred.  Going forward, goodwill will be tested for impairment based on discounted future cash flows of each of our reporting units, using a model which includes various metrics based on comparable businesses and market transactions.  Since most of these inputs are unobservable, we have determined that the fair value of goodwill should be classified in Level 3 of the fair value hierarchy.

Intangible assets — European servicing rights:  The fair value of this intangible is determined using discounted cash flow modeling techniques which require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted loan defeasance rates, delinquency rates and anticipated maturity defaults. Since the most significant of these inputs are unobservable, we have determined that the fair values of these intangibles in their entirety should be classified in Level 3 of the fair value hierarchy.

Debts payable at fair value:  The fair value of fixed-rate borrowings is based on quoted market prices, if available, or discounted future cash flows using our incremental borrowing rate. The fair value of our senior debt facility at the Recapitalization date was based on quoted market prices, as this debt trades as an asset.  As a result, we have determined that the valuation at the Recapitalization date is classified in Level 2 of the fair value hierarchy.

Noncontrolling interests:  The fair value of noncontrolling interests is based on the estimated underlying fair value of equity associated with the non-wholly owned consolidated entity.  This fair value is determined using a combination of the above techniques, depending upon the exact nature of the assets and liabilities of the entity.  Since most of these inputs are unobservable, we have determined that the fair value of noncontrolling interests at the Recapitalization date should be classified in Level 3 of the fair value hierarchy.

Financial Instruments not Measured at Fair Value

In addition to the financial instruments which utilize fair value measurements on a recurring or nonrecurring basis, the following represents fair value disclosures for our remaining financial instruments:

Cash and cash equivalents, restricted cash, financial instruments included within other assets and accounts payable, accrued expenses and other liabilities: Fair values approximate carrying values due to their short-term nature.

Debts payable not at fair value:  For debts payable for which the fair value option was not elected, the fair value of fixed-rate borrowings is based on quoted market prices, if available, or discounted future cash flows using our incremental borrowing rate. The fair value of our Senior Facility is based on quoted market prices, as this debt trades as an asset. The fair value of our Subordinated Loan is derived based on the current trading levels for the Senior Facility, which imply probabilities of default and recovery on the Subordinated Loan. The probabilities are applied to the contractual cash flows of the Subordinated Loan and then discounted at a rate to reflect the probability of default and potential recovery, given its position in the capital structure relative to our Senior Facility.  The fair value of our debts payable at December 31, 2010 and November 30, 2009 were $369.9 million and $792.6 million, respectively.  See Note 2 for a discussion of the Recapitalization and the related impact on the Senior Facility and the Subordinated Loan.

14.                 Noncontrolling Interests

Noncontrolling interests relate to the third-party ownership interests in entities (both corporations and partnerships) we consolidate. For financial reporting purposes, the entities’ assets, liabilities and results of operations are consolidated, and the third parties’ interests in the entities are included in our consolidated financial statements as noncontrolling interests.

In connection with the Recapitalization, we adjusted our noncontrolling interests to reflect a proportionate allocation of the fair values associated with the underlying assets and liabilities in which the noncontrolling investors hold an interest.  This adjustment decreased the amounts allocable to noncontrolling interests by $12.4 million.

15.                 Member Interests

Member Interests

Interests in LNR Property LLC are represented by units.  The only units issued to date were issued in connection with the Recapitalization.  The following table summarizes each member’s number of units and their respective ownership interests at December 31, 2010:

Member	Number of Units	% Ownership
VNO LNR Holdco LLC (a Vornado affiliate)	26,174	26.174%
iStar Marlin LLC (an iStar affiliate)	23,976	23.976%
CBR I LLC (a Cerberus affiliate)	18,042	18.042%
Aozora Investments LLC (an Aozora affiliate)	16,723	16.723%
Opps VIIb LProp, L.P. (an Oaktree affiliate)	15,085	15.085%
Total	100,000	100.000%

To the extent permitted by the Third Amendment and any other debt instrument to which we are a party, we are required to annually distribute to each member, not later than 90 days after the close of each taxable year, an amount sufficient to cover their income tax liability attributable to their ownership interest. This distribution is treated as a reduction to the member’s interest account. No such distributions were made in the Successor Period.

Share-Based Compensation

The Predecessor maintained the LNR Property Holdings Ltd. Class C Share Plan (the “C Share Plan”). Under this plan, certain individuals were granted the option to purchase Class C common shares for a price as determined by the Predecessor’s Board of Directors. We recognized compensation expense, with an equal offsetting increase to additional paid in capital in the amount of $3.1 million and $7.5 million during the Predecessor Period and Fiscal 2009, respectively, related to this plan.  In connection with the Recapitalization, the Class C Share Plan was terminated.  The underlying shares had no value as of the Recapitalization date.

In addition to the Class C common shares issued pursuant to the C Share Plan, certain executives participated in a deferred compensation program which entitled them to earn a fixed dollar amount based value of the Class C common shares at the grant date.  The fixed dollar amount was recognized as compensation expense over the awards’ approximately four-year vesting period which ended in February 2010.  We recognized a reduction of compensation expense of $0.3 million and $1.5 million during the Predecessor Period and Fiscal 2009, respectively, related to this plan. As of December 31, 2010 and November 30, 2009, the related liability included in accrued expenses and other liabilities was $2.5 million and $7.1 million, respectively.  The reduction in the accrual is attributable to amounts paid to executives no longer employed.  The unpaid balance is due to executives that are currently employed.

The Predecessor also maintained the LNR Property Holdings Ltd. Phantom Share Plan (the “Phantom Share Plan”).  Under this plan, certain individuals were granted phantom shares representing rights which tracked the value of Class C common shares.  No compensation expense was recognized during the Predecessor Period or Fiscal 2009 as the rights were estimated to have a zero fair value.  In connection with the Recapitalization, the Phantom Share Plan was terminated.

In April 2010, we issued equity awards in a wholly owned subsidiary to certain executives which vest ratably through 2013.  During the Predecessor Period, we recognized $1.3 million of compensation expense with an equal offsetting increase to additional paid in capital related to these awards.  In connection with the Recapitalization, these awards were not formally exchanged or replaced, but continued under their original terms.  As a result, they were accounted for as if we were obligated to issue replacement awards.  The portion of the deemed replacement awards attributable to the Predecessor Period was $0.5 million based on the fair value of these awards at the Recapitalization date.  We recognized compensation expense of $0.1 million in the Successor Period, with an equal offsetting increase in members’ equity, related to these awards.

In October 2010, we adopted the LNR Property LLC 2010 Management Equity Compensation Plan (the “2010 Equity Plan”).  The purpose of the 2010 Equity Plan is to attract, retain and motivate officers, directors, employees, consultants and others who may perform services for us or our affiliates, and to compensate them for their contributions to our long-term growth and profits.  Awards under the 2010 Equity Plan are granted in the form of options which allow the recipient to acquire units in LNR Property LLC at a specified exercise price.  The options vest and become exercisable upon the earlier of (a) the satisfaction of certain performance conditions, or (b) five years.  Due to the inherent uncertainty associated with predicting the timing of achievement of the specified performance conditions, we are recognizing the fair value of these options on a straight-line basis over five years.  During the Successor Period, we recognized $0.5 million of compensation expense with an equal offsetting increase in members’ equity, related to the 2010 Equity Plan.

16.    Benefit Plans

Savings Plan

The Predecessor adopted, and we have continued, the LNR Property Corporation Savings Plan (the “Savings Plan”), which allows employees to participate and make contributions to the Savings Plan. We may also make contributions to the Savings Plan for the benefit of employees. Participants in the plan self direct both salary deferral and any employer discretionary matching contributions. The Savings Plan offers fifteen different options for participants to direct their contributions. Matching contributions to the Savings Plan are recorded as general and administrative expense in the consolidated statements of earnings (loss). During the Successor Period, the Predecessor Period and Fiscal 2009, matching contributions to the Savings Plan were $ 0.2 million, $0.7 million, and $1.5 million, respectively.

Deferred Compensation Plan

The Predecessor’s LNR Property Corporation Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allowed a select group of members of management to defer a portion of their salaries and bonuses and to exchange up to 100% of any restricted stock granted by the Predecessor for the right to receive shares in the future.

During Fiscal 2009, in connection with the separation of one executive, the Predecessor repurchased 3,800 Class A shares and 200,000 Class B shares held in trust under the Deferred Compensation Plan for $0.2 million and the shares were cancelled.  The cancellation of these shares resulted in a $3.8 million and $0.2 million decrease, respectively, to the Class A and Class B shares held in the plan during Fiscal 2009 and a $4.0 million decrease in the associated deferred compensation liability.  During the Predecessor period, the Predecessor repurchased 2,325 Class A shares held in trust under the Deferred Compensation Plan for $0.02 million and the repurchased shares were cancelled.  The cancellation of these shares resulted in a $2.3 million decrease in the Class A shares held in the plan and a $2.3 million decrease in the associated deferred compensation liability during the Predecessor period.

Effective June 2009, the Deferred Compensation Plan was terminated, and in June 2010 the plan assets were distributed to participants in accordance with the applicable regulations governing this plan, and the plan liabilities were generally settled.  The employment contract of one of the executives that participated in the plan was not renewed in 2010, and amounts that were originally deferred into this plan for the executive’s benefit remained outstanding upon the liquidation of the plan.  Approximately $0.5 million related to the executive’s prior deferrals in connection with this plan was included in accrued expenses as of December 31, 2010.  At November 30, 2009, the fair value of the Deferred Compensation Plan assets included in other assets was $5.4 million. The associated obligations under the Deferred Compensation Plan totaled $6.0 million and were included in accrued expenses and other liabilities at November 30, 2009.

Long-Term Incentive Program

In February 2005, the Predecessor adopted the LNR Property Holdings Ltd. Long-Term Incentive Program (the “LTIP”). The LTIP provided a select group of eligible employees with the opportunity to receive cash distributions through performance-based remuneration. Participants under the LTIP shall be 100% vested in an award on the payment date, as designated by our senior management. Generally, no vesting shall occur prior to the payment date. The Successor assumed obligations related to the LTIP in connection with the Recapitalization. We recorded compensation expense of $0.2 million and $1.6 million during the Successor Period and the Predecessor Period, respectively, and a reduction of compensation expense of $14.5 million during Fiscal 2009 related to this program.  An overall decline in projected cash flows attributable to severe market conditions led to success targets not being achieved, causing the reduction of the liability and associated expense during Fiscal 2009. The related liability was $2.0 million and $7.9 million as of December 31, 2010 and November 30, 2009, respectively. No LTIP awards were granted during the Successor Period, the Predecessor Period or Fiscal 2009.

In connection with employment agreements entered into in Fiscal 2009, the Predecessor granted separate long term incentive awards to certain members of the senior management team. These awards vest in three equal annual installments from the date of grant. The Successor assumed obligations related to these awards in connection with the Recapitalization.  We recorded a reduction of compensation expense of $0.7 million during the Successor Period, and recognized compensation expense of $0.9 million and $0.3 million in the Predecessor Period and Fiscal 2009, respectively, related to these awards. The liability balance at December 31, 2010 and November 30, 2009 was $0.5 million and $0.3 million, respectively.

17.    Income Taxes

The income tax (benefit) expense from continuing operations consisted of the following (in thousands):

	Successor	Predecessor
	Period from	Period from	Fiscal Year
	July 29, 2010	December 1,	Ended
	to December	2009 to July	November
	31, 2010	28, 2010	30, 2009

Current
Federal	$693	8,001	(5,322)
Foreign	816	3,706	3,635
State	(35,181)	1,740	429
	(33,672)	13,447	(1,258)

Deferred
Federal	—	(2,605)	7,172
Foreign	—	—	703
State	—	(475)	1,994
	—	(3,080)	9,869

Total income tax (benefit) expense from continuing operations	$(33,672)	10,367	8,611

As described in Note 2, we reorganized as a limited liability corporation after the Recapitalization, and consequently, we are not generally subject to income taxes.  However, certain of our subsidiaries may be subject to taxes in certain jurisdictions. Additionally, at the Recapitalization date, we retained certain tax liabilities and uncertain tax positions of the Predecessor.

The difference between the Predecessor’s tax expense recorded for the year ended November 30, 2009 and the amount of income tax expected by applying statutory rates is due to non-United States taxable income of our subsidiary Real Estate Investment Trust and foreign subsidiaries, and also due to the valuation allowance on the Predecessor’s deferred tax assets, which is described further below.

The deferred tax assets and liabilities and net operating loss and credit carryforwards of our taxable subsidiaries as of December 31, 2010 were not material.   Deferred income taxes of the Predecessor reflected the net tax effects of net operating losses, credit carryforwards and temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of November 30, 2009, the existence of negative evidence by the Predecessor, including recurring operating losses, led to the establishment of a valuation allowance of $90.1 million for the full amount of the remaining balance of the deferred tax assets.  The tax effects of significant temporary differences and net operating loss and credit carryforwards of the Predecessor’s deferred tax assets and liabilities as of November 30, 2009 were as follows (in thousands):

Predecessor
November 30,
2009
Deferred tax assets
Deferred income	$5,540
Reserves and accruals	24,322
Operating properties, equipment and land	8,093
Investments in unconsolidated entities	1,212
Excess interest expense	24,236
Other	12,491
Net operating loss and credit carryforwards	15,509
Valuation allowance	(90,149)
Total deferred tax assets	1,254

Deferred tax liabilities
Investments securities and mortgage loans	1,254
Total deferred tax liabilities	1,254
Net deferred tax asset (liability)	$—

Effective December 1, 2009, we implemented new accounting guidance codified in ASC 740 regarding accounting for uncertainty in income taxes.  Following the implementation of this guidance, we now recognize interest and penalties related to uncertain tax positions as a component of income tax expense.  Upon adoption of ASC 740, we recognized a liability of $31.3 million, of which $23.2 million related to interest and $7.3 million related to penalties.

As of December 31, 2010, we had a liability of $48.6 million related to uncertain tax positions, of which $15.5 million related to interest.  These represent tax positions of the Predecessor, any of which may be challenged by tax authorities, and for which we could be held responsible. If challenged, the amount of taxes, penalties and interest which could be assessed by taxing authorities may differ from the amount that has been accrued.  No change to these unrecognized tax benefits is anticipated within the next twelve months as a result of statute of limitations expirations or audit resolutions.

In the Successor Period, through a state voluntary disclosure program, we settled an uncertain tax position, which resulted in a reduction of $34.5 million in accrued state income tax liabilities.  Of this settlement, $0.2 million was paid to the taxing authority while $34.3 was recognized in earnings.  This adjustment comprised essentially all of the state income tax benefit recognized by the Successor.

A reconciliation of the change in the accrual for uncertain tax positions is as follows (in thousands):

Predecessor
Uncertain tax positions at November 30, 2009	$43,357
Additions upon adoption of ASC 740 on December 1, 2009	31,326
Additions for tax positions related to prior years	8,585
Balance at July 28, 2010	$83,268

Successor
Additions for tax positions related to prior years	1,321
Reductions for tax positions settled with taxing authorities	(34,466)
Reductions for statute closings and other reductions	(1,536)
Balance at December 31, 2010	$48,587

During the Successor Period, the Predecessor Period, and Fiscal 2009, federal tax refunds received totaled $5.6 million, zero and $12.0 million, respectively, and state tax refunds totaled $0.8 million, $0.1 million and $0.6 million, respectively.

18.    Related Party Transactions

Transactions with our Owners and their Affiliates

Prior to the Recapitalization, two of the Lead Investors were holders of a face amount of $65.6 million in our Senior Facility.  In the Successor Period, we repurchased these outstanding related party holdings, which had a carrying value of $64.4 million, net of the discount recorded in conjunction with fair value adjustments at the Recapitalization date, for a total cash payment of $64.4 million.  In addition, four of the Lead Investors held interests in the Subordinated Loan which was extinguished in connection with the Recapitalization.  As of December 31, 2010, there were no related party holdings of our debt.

We received executive management services from certain employees of Cerberus during the Predecessor Period and Fiscal 2009.  Amounts paid to Cerberus for these services totaled $0.2 million and $0.4 million during the Predecessor Period and Fiscal 2009, respectively. We did not receive management services from any related parties during the Successor Period.

Investments in Unconsolidated Entities

As previously discussed in Note 10, we are a partner in the CPI Fund, a private equity investment venture of which we hold an approximate 20% ownership interest. We receive project cost reimbursements for services we perform on behalf of the CPI Fund, mostly related to due diligence efforts. We also earn fees from managing the CPI Fund, the LEI Fund and other unconsolidated entities in which we have investments and from acquiring, developing and disposing of assets held by such entities.

The table below sets forth amounts recorded in connection with transactions between us and our unconsolidated entities (in thousands):

	Successor	Predecessor
	Period from	Period from	Fiscal Year
	July 29, 2010 to	December 1,	Ended
	December 31,	2009 to July 28,	November 30,
	2010	2010	2009

Project cost reimbursements from the CPI Fund	$221	1,699	2,608

Management fees earned
From the CPI Fund	5,695	8,530	15,243
From the LEI Fund	75	2,197	3,268
From other unconsolidated entities	1,197	3,274	3,759

	Successor	Predecessor
	December 31,	November 30,
	2010	2009

Management fees receivable at year end
From the CPI Fund	$1,043	3,160
From the LEI Fund	—	862
From other unconsolidated entities	257	620

Management / development fees payable at year end
To the CPI Fund	3,279	3,317

In December 2009, the Predecessor contributed a net amount of $78.2 million to the CPI Fund in connection with prior capital calls which were not timely funded. As of November 30, 2009, the Predecessor recorded a $6.5 million contingency within accrued expenses and other liabilities related to a potential settlement, as a result of its delay in funding this contribution. Also, during the year ended November 30, 2009, the Predecessor made a $4.0 million good faith deposit to the CPI Fund in connection with a potential reduced capital contribution. This amount was expected to reduce the Predecessor’s future funding requirements and was recorded within investments in unconsolidated entities as of November 30, 2009.  In February 2010, the Predecessor funded an additional $10.8 million in capital to the CPI Fund. The $4.0 million good faith deposit was refunded in September 2010, and concurrent with the refund, we paid the $6.5 million penalty directly to the non-defaulting limited partners.

We are a partner in a joint venture formed to develop residential and commercial real estate in Anaheim, California. The joint venture maintains a senior credit facility, for which an affiliate of iStar is a lender.

Executive Resignations

In connection with certain executive resignations, we repurchased these individuals’ stock ownership, including shares held in trust under the Deferred Compensation Plan during Fiscal 2009. We also incurred $0.6 million of severance which is included in general and administrative expenses for Fiscal 2009, and we paid $3.7 million related to compensation previously earned by the executives and accrued under the deferred compensation plan and the fixed dollar share-based compensation program. See related discussion at Notes 15 and 16.

Following the Recapitalization, our Chief Executive Officer (“CEO”) resigned.  In connection with his resignation, we entered into a separation agreement with the former CEO and made a cash payment in the amount of $4.0 million, which is included in general and administrative expenses in the Successor Period.

As discussed in Note 11, during the Predecessor Period, we transferred 4.9% of our ownership interest in the Archetype Fund to certain executives for cash consideration.  These transfers are subject to vesting requirements. During the Successor Period, one of these executives resigned, and 0.7% was forfeited back to us.

19.    Commitments and Contingent Liabilities

We are subject to various claims, legal actions and complaints arising in the ordinary course of business. In our opinion, the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows. We are also subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate, as well as the management of entities and special servicing of CMBS and mortgage loans in the routine conduct of our business.

Following the Recapitalization, certain executives were terminated.  We have received written notice regarding possible claims that may be brought against us in connection with the termination of their employment relationships.  We do not believe that the resolution of these claims will result in a material adverse effect to our consolidated financial statements.

We are obligated to provide guarantees and other commitments under various types of agreements. None of these obligations are reflected in our consolidated financial statements. The maximum amount of obligations not reflected in our consolidated financial statements, excluding any limited maintenance guarantees, totaled $39.3 million at December 31, 2010. The maximum obligation pursuant to our limited maintenance guarantees would be $43.5 million at December 31, 2010, assuming the fair value of the underlying collateral is zero and the partners in our investments in unconsolidated entities fail to meet their respective obligations. However, we estimate the determinable amount of all of our guarantees, assuming performance by each of our respective partners, to be $57.3 million at December 31, 2010. In addition, we provide commitments to fund capital contributions to certain unconsolidated entities and consolidated joint ventures required by ownership agreements or pursuant to approved annual business plans, which amounted to $220.5 million at December 31, 2010. See also Note 10 and Note 11 for discussion of additional funding commitments related to certain of our investments.

In December 2001, we entered into a disposition and development agreement with a government agency to redevelop a military base located in California into a mixed-use commercial redevelopment project.  The agreement provides for our phased acquisition and development of property in exchange for certain profit participation rights, all amounts pursuant to which are payable only if certain targets are achieved on the overall project. In December 2005, we sold our rights to the agreement (to acquire, develop and sell the land) for a portion of the project to the CPI Fund for a sales price of $12.1 million and additional amounts payable only if certain targets are achieved, consistent with those in the original agreement. In connection with this agreement, we have recorded a liability of $6.0 million in our consolidated balance sheets at December 31, 2010 and November 30, 2009, based on the anticipated profit participation payments to be made under the agreement for the overall project.

In May 2006, we entered into a sale leaseback transaction whereby we sold an office building located in Miami Beach, Florida in which our Miami operations and corporate headquarters reside and simultaneously entered into a lease agreement with the buyer to lease back all of the property under a 15-year lease term. The lease is classified as an operating lease. The gain of $13.0 million on the sale was deferred and amortized to income over the 15-year lease term. The unamortized balance of the deferred gain at November 30, 2009 was $9.5 million, and was included in accrued expenses and other liabilities.    Following the Recapitalization, this lease continued pursuant to its original terms.  In accordance with the requirements of ASC 840, the unamortized balance of the deferred gain was eliminated, and we subsequently recognized an intangible liability of $11.8 million related to this operating lease, as its terms were unfavorable relative to the market terms of similar leases existing at the Recapitalization date.  This liability is included in accrued expenses and other liabilities and is being amortized over the remaining 11 years of the underlying lease term.  Amortization of this liability is reflected in general and administrative expense in the Successor Period.  The liability was $11.4 million as of December 31, 2010.

We sublease a portion of the Miami office building and collect sublease income which is reported net against the related rent expense in general and administrative expenses in our consolidated statements of earnings (loss), and we lease other premises and office equipment under non cancelable operating leases with terms expiring thru June 2019, exclusive of renewal options periods.  These subleases likewise continued pursuant to their original terms and were evaluated at the Recapitalization date under ASC 840.  We recognized an intangible asset of $1.0 million related to these operating leases, as their terms were favorable relative to the market terms of similar leases existing at the Recapitalization date.  This asset is included in other assets in our consolidated balance sheet.  Rental income related to these subleases and rent expense, included in general and administrative expense in our consolidated statements of earnings (loss) was as follows:

	Successor	Predecessor
		Period from	Fiscal Year
	Period from July	December 1,	Ended
	29, 2010 to	2009 to July	November
	December 31, 2010	28, 2010	30, 2009

Rental Income	$774	1,467	1,996
Rental Expense	3,061	5,087	7,807

The future minimum rents and sublease income related to all of our existing leases and subleases for each of the next five fiscal years and in the aggregate thereafter are expected to be as follows (in thousands):

	December 31,
	2011	2012	2013	2014	2015	Thereafter

Minimum Rents	$6,012	5,336	5,171	5,150	4,988	26,394
Sublease Income	1,107	634	579	383	312	293

During Fiscal 2009, we recognized rental income of $1.6 million on ground leases that terminated in 2009.

20.    Guarantees

In the ordinary course of business, we provide various guarantees, including: (i) standby letters of credit, generally to guarantee our performance under contractual obligations; (ii) guarantees of debt, generally in order for unconsolidated entities in which we own interests to obtain financing for the acquisition and development of their properties; and (iii) surety bond reimbursement guarantees, generally related to our affordable housing syndications or to support our development obligations under development agreements with municipalities. These guarantees have varying expiration dates through January 2018, and total $39.3 million at December 31, 2010. The majority of these guarantees, totaling $36.5 million, relate to letters of credit and performance bonds issued to secure our obligations under various contracts and performance guarantees. We believe the performance risk associated with these guarantees is low, as most of the conditions that must be met are within our control.

In addition, we have provided a limited maintenance guarantee to one of our unconsolidated entity’s lenders, which may require us to provide funds to the entity to maintain a required loan-to-value ratio or upon default by the borrower. This guarantee expires in June 2012. Our maximum obligation would be $43.5 million at December 31, 2010, assuming the fair value of the underlying collateral is zero and the other partner in our investment fails to meet their respective obligation of $21.7 million. Currently, we and the other venture partner are funding the entity with equity contributions so that it may meet its obligations. As such, the maximum determinable amount of this maintenance guarantee at December 31, 2010 is zero.

As is customary in the real estate development business, we also have provided completion guarantees to our construction lenders that guarantee we will complete the development of the project they are financing. We cannot estimate the maximum exposure on these guarantees because the amount of any obligations we might incur would depend on the extent to which costs of completing construction exceeded amounts provided by committed borrowings and capital contributions. We are not currently aware of any reason to expect we will be required to make payments under any of our outstanding construction completion guarantees.

We are a partner in a joint venture formed to purchase 3,724 acres of land, a former military base, in California. At November 30, 2009, our recorded investment in this joint venture was zero.  In December 2010, the debt and equity of this venture was restructured.  In connection with the restructure, we issued a completion guarantee which obligates us to fund the development of certain infrastructure improvements should the venture fail to do so.  We also issued a $24.4 million payment guarantee, representing the amount of our future capital commitment to the venture.  We funded $6.3 million of our capital commitment on the date of the restructure and have no reason to believe that we will not continue to fund our remaining commitment.  As such, the maximum determinable amount of this guarantee at December 31, 2010 is zero.

We have not recorded any liabilities at December 31, 2010 and November 30, 2009 in connection with the above mentioned guarantees as their fair value at inception was zero and they did not meet the subsequent measurement recognition criteria.

21.    Assets Held for Sale and Discontinued Operations

In the normal course of our business, we may acquire, develop, redevelop, or reposition real estate properties, and then dispose of those properties when we believe they have reached optimal values. We reflect the historical operating results of properties sold or held for sale as well as our gain on sale from these properties as discontinued operations in our consolidated statements of earnings (loss) and their assets and liabilities as held for sale in our consolidated balance sheets for periods prior to their sale. During the year ended November 30, 2009, several such properties were sold and therefore, the historical operating results have been reflected, for periods prior to their sale, as well as the gain or loss on sale, as results of discontinued operations in the consolidated statements of earnings (loss). There were no such sales during the Predecessor Period or the Successor Period.  There were no assets held for sale at December 31, 2010 or November 30, 2009.

On December 29, 2011, we sold our limited partner and general partner interests in the Archetype Fund.  The historical operating results of the Archetype Fund have been reflected, for periods prior to the sale, as results of discontinued operations in the consolidated statements of earnings (loss).

The results of discontinued operations related to assets that had been sold subsequent to November 30, 2008, were as follows (in thousands):

	Successor	Predecessor
	Period from July	Period from	Fiscal Year
	29, 2010 to	December 1,	Ended
	December 31,	2009 to July	November 30,
	2010	28, 2010	2009
Interest income	$11,467	23,358	9,663
Gains on sales of real estate	—	—	1,179
Gains on sales of investment securities	13,672	846	2,538
Change in fair value of investment securities	(9,924)	(18,372)	—
Other, net	—	—	253
Total revenues and other operating income	15,215	5,832	13,633

Cost of rental operations	—	—	176
General and administrative	25	101	565
Impairment losses on investment securities	—	4,767	2,162
Total costs and expenses	25	4,868	2,903

Income from discontinued operations	$15,190	964	10,730

22.    Financial Statement Reissuance

Subsequent events have been considered through April 29, 2011, and reconsidered through April 8, 2013, the date the financial statements were issued and reissued, respectively.

Deconsolidation and Discontinued Operations

We previously consolidated the Archetype Fund, an entity in which we held an approximately 48% ownership interest.  On December 29, 2011, we sold all of our limited partner and general partner interests in the Archetype Fund and therefore no longer have a controlling, or any, financial interest in this entity.  As a result, we deconsolidated the Archetype Fund from our consolidated financial statements.  Consistent with ASC 205, “Presentation of Financial Statements,” the consolidated statements of earnings (loss) include the results of operations of the Archetype Fund, including any gain or loss recognized, in discontinued operations.

2013 Purchase Agreement

In January 2013, we entered into a definitive agreement with Starwood Property Trust and Starwood Capital Group (collectively “Starwood”) whereby Starwood would acquire 100% of the outstanding units of LNR Property LLC for a total purchase price of approximately $1.05 billion in cash.  The transaction’s closing is subject to certain regulatory and other closing conditions.